As filed  with the  Securities  and  Exchange  Commission  on  February  5, 2002
                                                      Registration No. 333-75212


                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                             Washington, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                              Reserve Bancorp, Inc.
       -------------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

         Pennsylvania                   6035                     23-3102103
-------------------------------    -----------------         -------------------
(State or other jurisdiction       (Primary SIC No.)           (I.R.S. Employer
of incorporation or organization)                            Identification No.)


               2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

                        Mr. Richard A. Sinewe, President
               2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212
                                 (412) 322-6107
            (Name, address and telephone number of agent for service)
                               -------------------

                  Please send copies of all communications to:
   Samuel J. Malizia, Esq.                         Lori M. Beresford, Esq.
   Tiffany A. Hasselman, Esq.                      Corey D. O'Brien, Esq.
   MALIZIA SPIDI & FISCH, PC                       MULDOON MURPHY & FAUCETTE LLP
   1100 New York Ave., N.W., Suite 340 West        5101 Wisconsin Ave., N.W.
   Washington, D.C.  20005                         Washington D.C. 20016
   (202) 434-4660                                  (202) 362-0840


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE

Title of Each                  Shares     Proposed Maximum   Proposed Maximum      Amount of
Class of Securities             to be      Offering Price       Aggregate        Registration
To Be Registered             Registered       Per Unit       Offering Price(1)        Fee
---------------------------  -----------  ----------------   ------------------  -------------
Common Stock,
$0.10 Par Value               780,275          $10.00           $7,802,750         $79.09(2)
Interests of participants
in the 401(k) Plan             54,971(3)       $10.00             $549,710             --(4)
---------------------------  -----------  ----------------   ------------------  -------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2) An additional 85,962 shares are being registered with this amended registration statement. The fee for the other 694,313 shares being registered was paid with the original filing of the Form SB-2 on December 14, 2001.
(3)  These shares are included in the 780,275 shares being registered.
(4) The $549,710 of participations to be registered are based upon the assets of the 401(k) Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                             Up to [] 678,500 Shares

                                       of
                                  Common Stock
                                       of
                              RESERVE BANCORP, INC.

                        Holding Company for Mt. Troy Bank


                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania, 15212
                                 (412) ___-____

--------------------------------------------------------------------------------

         Reserve Bancorp, Inc. is offering for sale up to [] 678,500 shares of common stock at $10.00 per share in accordance with the conversion of Mt. Troy Savings Bank, FSB from a federal mutual savings bank to a federal stock savings bank to be called Mt. Troy Bank. As part of the conversion, Mt. Troy Bank will become a wholly owned subsidiary of Reserve Bancorp, Inc. The deadline for ordering stock is 12:00 noon, eastern time, on March __, 2002, and may be extended to May __, 2002. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a segregated deposit account at Mt. Troy Savings Bank until the shares are issued or the funds are returned. No stock will be sold if Reserve Bancorp, Inc. does not receive orders for at least [] 501,500 shares.


         There is currently no public market for the stock. Reserve Bancorp, Inc. anticipates that the stock will be quoted on the OTC Bulletin Board, and if so, the trading symbol is expected to be "RESB." See Market for the Stock on page __ of this document.

         Trident Securities is not required to sell any specific number or dollar amount of stock but will use their best efforts to sell the stock offered.

-------------------------------------------- ------------------- ---------------
                                                  MINIMUM          MAXIMUM
-------------------------------------------- ------------------- ---------------

Number of Shares                                [] 501,500         678,500
                                                === =======
-------------------------------------------- ------------------- ---------------
Total Underwriting Commissions and Expenses     []$356,000         $389,000
                                                ===========
-------------------------------------------- ------------------- ---------------
Net Proceeds                                    []$4,659,000       $6,396,000
                                                =============
-------------------------------------------- ------------------- ---------------
Net Proceeds Per Share                          [] $9.29           $9.43
                                                === =====
-------------------------------------------- ------------------- ---------------



         Based upon market conditions and the approval of the Office of Thrift Supervision, Reserve Bancorp, Inc. may increase the offering by up to 15% of the [] 678,500 shares to be sold, which would bring the number of shares to be sold to [] 780,275 shares.


Please refer to "Risk Factors" beginning on page 7 of this document.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        TRIDENT SECURITIES A Division of
                           McDonald Investments, Inc.

                The Date of this Prospectus is February __, 2002

--------------------------------------------------------------------------------
                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of Mt. Troy Savings Bank. References in this document to "we", "us", "our" and "the Bank" refer to Mt. Troy Savings Bank either in its present form or as a stock savings bank following the conversion, or in both cases, as the context indicates. In certain instances where appropriate, "we", "us", or "our" refers collectively to Reserve Bancorp, Inc. and Mt. Troy Savings Bank. References in this document to the "Company" refer to Reserve Bancorp, Inc.

Reserve Bancorp, Inc.

         Reserve Bancorp, Inc. is a new company incorporated under Pennsylvania law and has not engaged in any significant business to date. Its primary activity will be owning all the stock of Mt. Troy Savings Bank (sometimes referred to herein as the "Bank"). It will invest its initial capitalization as discussed under "Use of Proceeds" on page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current arrangements, understandings or agreements for these activities, and any acquisition, merger or diversification opportunities would not replace holding all the stock of the Bank as the primary activity of Reserve Bancorp, Inc. See page __.

Mt. Troy Savings Bank

         Mt. Troy Savings Bank is a federally chartered mutual savings bank. It is converting from the mutual to the stock form of ownership as part of the conversion. At September 30, 2001, the Bank had assets, deposits and retained earnings of $44.6 million, $39.0 million and $5.2 million, respectively. Approximately 85% of total assets were comprised of loans.

How the conversion will occur.

         We will effect the conversion by exchanging our federal mutual savings bank charter for a federal stock savings bank charter and becoming a wholly owned subsidiary of Reserve Bancorp, Inc. Our depositors will receive liquidation interests in the newly formed stock savings bank as they have in us before the conversion. On the effective date, Reserve Bancorp, Inc. will commence business as a savings and loan holding company, and Mt. Troy Savings Bank will continue its business but as a federally chartered stock savings bank. See pages __ to __.

Purposes of the conversion.

         Over the past several years, the Board of Directors of Mt. Troy Savings Bank has extensively discussed both long range and short range business strategies to achieve profitability and growth. The Board concluded that operation in the future as a mutual thrift would limit the Bank's ability to raise capital and to compete in a changing business environment. The Board has therefore determined that it is in the best interest of the Bank to convert to a stock association. The business purposes for the conversion include the following:

o The proceeds from the sale of common stock of Reserve Bancorp, Inc. will provide us with additional equity capital, which will support future deposit growth and expanded operations. While we currently meet or exceed our regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base, and allows us flexibility to respond to sudden and unanticipated capital needs.

--------------------------------------------------------------------------------
                                        2

--------------------------------------------------------------------------------

o Although we do not have any current arrangements, understandings or agreements regarding any opportunities, we will be in a position after the conversion and offering, subject to regulatory limitations and our financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise. The holding company form of organization is expected to provide us with additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. See page __.

Our use of the proceeds raised from the sale of stock.

         Reserve Bancorp, Inc. will use at least 50% of the cash received in the offering to purchase all of Mt. Troy Savings Bank's stock. Reserve Bancorp, Inc. will also lend Mt. Troy Savings Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as Reserve Bancorp, Inc.'s initial capitalization and used for general business purposes which may include investment in securities, paying cash dividends or repurchasing shares of its common stock.


         The funds received by Mt. Troy Savings Bank will be used for general business purposes, including originating loans and purchasing securities. In addition, the Bank may also use the proceeds of the offering to expand either through opening or acquiring [] branch offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its business, either through the addition of branch offices or the acquisition of other financial institutions. See Use of Proceeds beginning on page __.


How we determined the price per share and the number of shares we are offering.

         The $10.00 per share price was determined by the Board of Directors in consultation with Trident Securities. The number of shares offered is based on an independent appraisal by FinPro, Inc. of the pro forma estimated market value of the stock based on information as of December 14, 2001, divided by the purchase price of $10.00. See page __.


         FinPro has determined that as of December 14, 2001, our estimated aggregate pro forma market value was [] $5,900,000. Based on that estimate, we are required by Office of Thrift Supervision ("OTS") regulations to sell between a minimum of [] $5,015,000 in stock and a maximum of [] $6,785,000 in stock, subject to adjustment.


         FinPro's appraisal contains an analysis of a number of factors, including but not limited to:

o    our financial condition and results of operations as of September 30, 2001;
o    our operating trends;
o    the competitive environment in which we operate;
o operating trends of certain savings institutions and savings and loan holding companies;
o relevant economic conditions both nationally and in Pennsylvania which affect the operations of savings institutions;
o    stock market values of certain institutions; and
o stock market conditions for publicly traded savings institutions and savings and loan holding companies.

         In preparing its independent appraisal, FinPro focused primarily on the price/earnings and price/book valuation methodologies, both of which are discussed in the appraisal report. See Where You Can Find Additional Information on page __ for how to obtain a copy of the appraisal report. The following table compares Mt. Troy Savings Bank's pro forma price/earnings and price/book ratios at the minimum and maximum of the offering range to the medians for all publicly traded thrift institutions, all publicly traded Pennsylvania thrift institutions and a comparable group of thirteen publicly traded thrift institutions

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

identified in the appraisal report. Thrift institutions in the mutual holding company structure are excluded from each comparison group.


         The pro forma price/earnings [] multiples for Mt. Troy Savings Bank presented in the following table are based on earnings for the trailing twelve months as required by regulatory appraisal guidelines. Therefore, these ratios differ from the ratios presented in the tables under "Pro Forma Data" on page
__.



                                                    Price/Earnings   Price/Book
                                                    [] Multiple        Ratio
                                                    -----------        -----

Mt. Troy Savings Bank:

     Minimum........................................      9.35x      [] 53.94%
                                                                    === =====
     Maximum........................................     12.35       [] 62.70
                                                                    === ====
Median for all publicly traded thrifts..............  [] 13.29         103.80
                                                      === ========     ======
Median for all publicly traded Pennsylvania thrifts.  [] 12.26          95.78
                                                      === ========      =====
Median for the comparable group.....................  [] 14.64          89.00
                                                      === ========      =====


         In addition, FinPro's appraisal takes into account the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The number of shares is subject to change if the appraisal changes at the conclusion of the offering, and any adjustments in our estimated pro forma market value as a result of market and financial conditions would have to be approved by the OTS. See pages __ to __.

The amount of stock you may purchase.

Minimum purchase           = 25 shares
Maximum purchase           = 12,500 shares


[] The maximum number of shares that any individual (or individuals through a single account) may purchase is 12,500. The maximum number of shares that any individual (or individuals through a single account) together with any associate or group of persons acting in concert is 15,000 shares.


How we will prioritize orders if we receive orders for more shares than are available.

         You might not receive any or all of the stock you request. Mt. Troy Savings Bank has granted subscription rights in the following order of priority:

o Priority 1 - depositors of Mt. Troy Savings Bank at the close of business on September 30, 2000 with deposits of at least $50.00.

o Priority 2 - the tax qualified employee stock benefit plans of Mt. Troy Savings Bank.

o Priority 3 - depositors of Mt. Troy Savings Bank at the close of business on December 31, 2001 with deposits of at least $50.00.


o Priority 4 - depositors as of [] January 31, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on [] January 31, 2002.

--------------------------------------------------------------------------------
                                        4

--------------------------------------------------------------------------------

         If shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering. In a community offering, preference will be given to persons who reside in Allegheny County, Pennsylvania, and we will have the right to reject any stock order received in the community offering. If any shares remain after a community offering, we may conduct a public offering, which would be open to the general public beyond the local community, however, we will have the right to reject orders, in whole or in part, in the public offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering, and orders received in connection with a public offering would receive a lower priority than orders received in the subscription offering and community offering. In addition, in any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve [] a wide distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled. See The Offering beginning on page __.


Our corporate documents may make it difficult for anyone to acquire Reserve Bancorp, Inc.

         Our articles of incorporation and bylaws contain provisions that make it difficult for someone to acquire control of Reserve Bancorp, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See Risk Factors on page __ and Restrictions on Acquisition of Reserve Bancorp, Inc. on page __.

Our officers, directors and employees may receive benefits from the offering or within one year of the offering.

         In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for shares received under the employee stock ownership plan ("ESOP") or restricted shares but will be required to pay the exercise price to exercise options.


         The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our employee stock ownership plan and stock-based incentive plans. The table below assumes the sale of [] 590,000 shares in the offering. It is assumed that the value of the stock in the table is $10.00 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price and the option is exercised. See pages __ to __ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.



                                                    Estimated               Percentage of
                                                      Value     Number    Total Shares Sold
                                   Participants     of Shares  of Shares   in the Offering
                                   ------------     ---------  ---------   ---------------
Employee Stock Ownership Plan....  Employees         $472,000     47,200       8.0%
                                                     ========
Stock-Based Incentive Plans:
         Stock Awards............  Officers and
                                   Directors        []236,000  [] 23,600       4.0
                                                    =========  == ======
         Stock Options...........  Officers and
                                   Directors                -          -      10.0
                                                    ---------    -------      ----
              Total..............                    $708,000     70,800      22.0%
                                                     ========     ======      ====

         It is important for us to reassure our management of our commitment to their employment with Mt. Troy Savings Bank. With this in mind, the Board of Directors may enter into an employment agreement

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


or change in control agreement with the Bank's president and its treasurer/controller. It is anticipated that such agreements, if they are entered into, would provide that if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired and the officer's employment is terminated, he will receive a cash severance payment. Such severance payment will in no event exceed 2.999 times the terminated officer's prior five year average taxable compensation. The actual details of such agreements have not yet been determined. Any payments under the agreements will be an expense to us and would result in reductions to our net income and capital. See Management - Executive Compensation - Change in Control/Employment Agreements on page __. Participants in our stock-based benefit plans may also receive benefits if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired[].

Dividend[] s.


         We anticipate paying cash dividends after the conversion, although the timing, amount and frequency have not been determined. There are restrictions on our ability to pay dividends. See pages __ and __.

Deadlines for purchasing stock.

         The subscription offering will terminate at 12:00 noon, eastern time, on March __, 2002 unless extended. The subscription offering may be extended to May __, 2002. A community offering and a public offering, if such offerings are conducted, may terminate at any time without notice but no later than May __, 2002. See The Offering beginning on page __.

Subscription rights are not transferrable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must state that you are purchasing stock for your own account. If we believe your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the OTS.

There are conditions that must be satisfied before we can complete the offering and issue the stock.

         The following must occur before we can complete the offering and issue our stock:

o We must receive all the required approvals from the government agencies that regulate us;
o    Mt. Troy Savings Bank's members must approve the conversion; and
o    We must sell at least the minimum number of shares offered.

Proposed stock purchases by management.


         Our directors and officers are expected to purchase approximately [] 76,430 shares of stock in the offering, [] 12.9% if a total of [] 590,000 shares are sold in the offering. See page __.


Market for the stock.

         We expect the stock to be traded on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. The stock is not expected to meet the listing requirements for the Nasdaq system and it is not expected that an application to the Nasdaq system will be made. Prior to this offering, there has not been a public market for the stock, and it is highly unlikely that an active and liquid trading market for the stock will develop. The lack of an active and liquid trading market may adversely affect the liquidity and price of the stock. See Market for the Stock.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.


The small amount of stock being issued to the public means that there will be very limited secondary market liquidity for our stock , and this limited market liquidity may make it difficult to buy or sell our stock in the future.

Due to the relatively small size of the offering to the public, an active market for the stock is not expected to exist after the offering. This means that there will be very limited secondary market liquidity for our stock, and this might make it difficult for you to buy or sell the stock after the initial offering. See Market for the Stock.


Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.

         In addition, changes in interest rates can also affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

We intend to increase our origination of construction loans, commercial real estate loans and consumer loans after the offering. The risk related to these types of loans is greater than the risk related to residential loans.

         At September 30, 2001 the Bank's loan portfolio included approximately $6.2 million of construction loans, or 15.17% of its total loan portfolio. The increase in capital from the offering will permit us to increase the size of this portfolio. Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. The Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

         In addition to construction loans, we also currently originate commercial real estate loans and consumer loans. The increase in capital from the offering will permit us to increase the size of these portfolios. The risk that commercial real estate loans and consumer loans will not be repaid or will be late in paying is generally greater than the same risks associated with residential loans. Any failure to pay or late payments would hurt our earnings. See Business of Mt. Troy Savings Bank - Lending Activities -Commercial Real Estate Loans and - Consumer Loans on page __.

Our return on equity after the offering will be low; this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital in assets that produce high rates of return. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, will decrease as compared to previous years and may be lower than that of similar companies. Because the stock market values a company based in part on its return on equity, a decline in our return on equity could cause the trading price of our stock to decline.

         We intend to adopt an employee stock ownership plan as part of the conversion. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the SEC will also cause our expenses to be higher than they would be if we remained in mutual form and did not expand our employee benefit plans. See Pro Forma Data and Management
- Executive Compensation - Employee Stock Ownership Plan.

We intend to remain independent and the steps we have taken to discourage takeover attempts may prevent you from receiving a premium over market price for your shares as part of a takeover and may make it difficult to remove our current management.

         Mt. Troy Savings Bank has operated as an independent financial institution since its establishment in 1891. It is our intent to continue that tradition, and you are urged not to invest in our stock if you are anticipating a quick sale of Reserve Bancorp, Inc. Provisions in our articles of incorporation and bylaws may make it difficult for another company to acquire us if such acquisition is opposed by our Board of Directors. These provisions include:

          o    restrictions on the acquisition of our stock;

          o    limitations on voting rights;

          o the election of only approximately one-quarter of our Board of Directors each year;

          o restrictions on the ability of stockholders to call meetings, make stockholder proposals or nominate persons as directors;

          o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and

          o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.

         The overall effect of these provisions could:

          o    limit the trading price potential of our stock;

          o result in Reserve Bancorp, Inc. being less attractive to a potential acquiror;

          o    prevent an  acquisition  of  Reserve  Bancorp,  Inc.  even if the
               acquisition   would  result  in  our  stockholders   receiving  a
               substantial premium over the market price of our stock; and/or

          o make it difficult to remove our current Board of Directors or management.

         In addition, if we are faced with challenges to our independence, such as a hostile takeover attempt or a proxy contest, we intend to defend ourselves against such actions. Our defense would significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.

         Further, the Board's ability to issue authorized but unissued shares of preferred or common stock without stockholder approval except as otherwise required to approve the transaction in which the additional shares would be issued, could be a useful anti-takeover device, but existing stockholders would experience a reduction in ownership interest and their voting interests would be diluted. See Restrictions on Acquisition of Reserve Bancorp, Inc.

Recent regulatory actions may have the effect of precluding or discouraging a takeover of us for three years.

         Further, the OTS has recently stated its intention to impose more stringent restrictions on the approval of acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. In addition, the OTS may require as a condition of approving our conversion that the Bank keep its federal stock charter for a minimum of three years following the conversion. These actions could preclude or discourage an acquisition of us and prevent you from receiving the premium on your stock that an acquisition of us could otherwise create. See Restrictions on Acquisition of Reserve Bancorp, Inc.

The amount of stock held by our officers and directors and stock benefit plans could make it difficult for stockholders to adopt proposals or approve takeover attempts not supported by management.


         The amount of ownership and control of our stock by directors and officers could make it difficult for stockholders to make successful stockholder proposals if they are opposed by management and the Board of Directors. In addition, directors and officers could use their voting power to block the approval of transactions, such as business combinations and amendments to Reserve Bancorp, Inc.'s articles of incorporation or bylaws, which are required by the articles of incorporation to be approved by at least 80% of the stockholders. Our directors and officers are expected to purchase approximately [] 76,430 shares of stock in the offering, [] 12.9% if [] 590,000 shares are sold. In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by our employee stock ownership plan. Shares owned by the Mt. Troy Savings Bank's employee stock ownership plan which have not yet been allocated to the accounts of employees will be voted by a committee of non-employee directors. If we implement stock benefit plans, the ownership and control by officers and directors would increase, causing voting dilution to the other stockholders. See Management - Executive Compensation - Employee Stock Ownership Plan and Management - Potential Stock Benefit Plans.

[]

We are a relatively small institution, and our size is a factor in our ability to compete successfully.

         Our ability to compete successfully is a significant factor affecting our profitability. Mt. Troy Savings Bank faces substantial competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of loans, and many of its competitors are larger institutions with greater financial and managerial resources. At September 30, 2001, we had nine full-time and two part-time employees. Our limited resources restrict our ability to undertake the development of new products and to pursue diversified lines of business, which in turn has a negative effect on our ability to compete.

Increases in market rates of interest could adversely affect our equity.

         At September 30, 2001, Mt. Troy Savings Bank held approximately $2,376,000 in available-for-sale securities, which consisted of $2,059,000 of investment securities and $317,000 of mortgage-backed securities. Generally accepted accounting principles require that these securities be carried at fair value on the Bank's balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in equity. Recently, market rates of interest have decreased which caused the fair value of Mt. Troy Savings Bank's available-for-sale securities to increase and also caused equity to increase. As of September 30, 2001, Mt. Troy Savings Bank's equity included $22,000 in other comprehensive income, which was comprised exclusively of net unrealized holding gains on its available-for-sale securities portfolio. However, when interest rates increase, the fair value of Mt. Troy Savings Bank's available-for-sale securities generally decreases, which also decreases equity. If market interest rates increase, our equity could be adversely affected.

The implementation of stock-based benefit plans may dilute your ownership interest in Reserve Bancorp, Inc.


         We intend to adopt a stock option plan and a restricted stock plan following the conversion. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately [] 3.85%. The use of newly issued shares of stock to fund the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 10.82%. See Management - Potential Stock Benefit Plans beginning on page __.

                              MT. TROY SAVINGS BANK

         Mt.  Troy  Savings  Bank  was   originally   founded  in  1891  by  the
Commonwealth of Pennsylvania and the Mt. Troy Building & Loan Association. The Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation (the "FDIC'). The Bank is regulated by the OTS and the FDIC.

         The Bank is a community-oriented savings organization, providing traditional retail banking services, one- to four-family residential mortgage loans, residential construction loans and consumer loan products, including home equity, auto, and personal loans. The Bank conducts its operations through its main office and a full service branch office, both located in the north Pittsburgh area.

         At September 30, 2001, the Bank had total assets, deposits, and equity of $44.6 million, $39.0 million, and $5.2 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, the repayment and maturity of loans and the sale, maturity, and call of securities. The principal source of income is interest on loans and investment and mortgage-backed securities. The principal expense is interest paid on deposits.

         At September 30, 2001, net loans receivable amounted to approximately $37.7 million or 84.5% of total assets, consisting principally of first mortgage loans. The Bank invests excess liquidity in mortgage-backed and other securities, primarily in U.S. government agency securities. Mortgage-backed and other securities amounted to $4.9 million or approximately 11% of total assets at September 30, 2001. The Bank had no borrowings outstanding at September 30, 2001. See Business of Mt. Troy Savings Bank.

                              RESERVE BANCORP, INC.

         Reserve Bancorp, Inc. is a Pennsylvania corporation organized in December 2001 for the purpose of acquiring all of the capital stock that Mt. Troy Savings Bank will issue upon its conversion from the mutual to stock form of ownership. Reserve Bancorp, Inc. has not engaged in any significant business to date but will serve as a holding company of the Bank following the conversion. Reserve Bancorp, Inc. has applied for approval to acquire control of the Bank. Reserve Bancorp, Inc. will use approximately 50% of the net proceeds of the offering to purchase all of the stock to be issued by Mt. Troy Savings Bank. Reserve Bancorp, Inc. will also lend Mt. Troy Savings Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as Reserve Bancorp, Inc.'s initial capitalization. Upon completion of the conversion, Reserve Bancorp, Inc. will have no significant assets other than that portion of the net proceeds of the offering, the promissory note representing the amount of its loan to the employee stock ownership plan, and the shares of the Bank's capital stock acquired in the conversion, and it will have no significant liabilities. Reserve Bancorp, Inc.'s cash flow will be dependent upon earnings from the investment of the portion of net proceeds it retains in the conversion and any dividends received from the Bank. See Use of Proceeds.

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any acquisition, merger or expansion opportunities, Reserve Bancorp, Inc. will be in a position after the conversion, subject to regulatory limitations and its financial condition, to take advantage of any acquisition, merger and expansion opportunities that may arise. However, some of these activities could be considered to entail a greater risk than the activities permissible for federally chartered savings banks such as Mt. Troy Savings Bank. The initial activities of Reserve Bancorp, Inc. are anticipated to be funded by the portion of the net proceeds retained by it and earnings thereon.

                     PROPOSED STOCK PURCHASES BY MANAGEMENT


         The following table sets forth for each of the directors of the Bank and for all of the directors and officers of the Bank as a group (including in each case all "associates" of the directors and officers) the number of shares of common stock which each director and officer intends to purchase, assuming the sale of [] 590,000 shares of common stock at $10.00 per share. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering), and does not take into account any stock benefit plans to be adopted within one year following the conversion. See Management -Potential Stock Benefit Plans.



                                                                       Percentage of
                                                                           [] 590,000
                                    []Total Number     []Total Dollar      Total Shares
                                        of Shares       Amount of Shares     Sold in
             Name                   to be Purchased     to be Purchased    the Offering(1)
--------------------------          ---------------     ---------------    ---------------

David P. Butler                       [] 15,000            $150,000             2.5%
Louis J. Slais                              500               5,000              *%
Richard A. Sinewe                     [] 15,000             150,000             2.5%
Fred L. Maitz, Jr.                        2,500              25,000              *%
Robert B. Shust                       [] 15,000             150,000             2.5%
Timothy Schneider                        15,000             150,000             2.5%
Non-director officers of the Bank        13,430             134,300          [] 2.3%
                                                           --------            ----
         Total                                          [] $764,300            12.9%
                                                           ========            ====


---------------
*        Less than 1%.

(1) In the event the stockholders of Reserve Bancorp, Inc. approve the stock benefit plans as discussed in this prospectus (restricted stock plan (4% of the common stock sold in the offering) and the stock option plans (10% of the common stock sold in the offering)), and all of the shares of common stock available for award under the restricted stock plan are awarded and all of the options available under the stock option plan are awarded and exercised, directors and officers would own [] 159,030 or [] 26.9% of the shares of common stock outstanding. If fewer than [] 590,000 shares were publicly sold, these percentage ownership estimates would increase. See Management - Potential Stock Benefit Plans.


                                 USE OF PROCEEDS


         The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between [] $4,659,000 at the minimum and [] $6,396,000 at the maximum of the offering range.

         Assuming the sale of [] $5,015,000, $5,900,000 and $6,785,000 of common stock at the minimum, midpoint and maximum, respectively, of the offering range, expenses of [] $356,000, $373,000 and [] $389,000, at the minimum, midpoint and maximum, respectively, and the purchase of

8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

                                                 MINIMUM           MIDPOINT             MAXIMUM
                                          -------------------  -----------------  ------------------
                                               $         %          $       %          $         %
                                          ----------  -------  ---------- ------  -----------  -----

Loan to employee stock ownership plan...  $[]401,000     8.6%  $[]472,000    8.5%  $[]543,000    8.5%
Investment in Mt. Troy Savings Bank.....   2,329,500    50.0    2,763,500   50.0    3,198,000   50.0
Reserve Bancorp, Inc. working capital...   1,928,500    41.4    2,291,500   41.5    2,655,000   41.5
                                          ----------   -----   ----------  -----   ----------  -----
         Net Proceeds...................  $4,659,000   100.0%  $5,527,000  100.0%  $6,396,000  100.0%
                                          ==========   =====   ==========  =====   ==========  =====


         We will use at least 50% of the cash received in the offering to purchase all of Mt. Troy Savings Bank's stock. We will also lend the Bank's employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, paying cash dividends or repurchasing shares of our common stock.

         The funds received by the Bank from us in exchange for all its stock to be issued in the conversion will be used for general business purposes, including originating loans and purchasing securities. Net proceeds may also be used by the Bank to make contributions to the employee stock ownership plan which in turn would be used to repay the loan from us.


         In addition, the Bank may also use the proceeds of the offering to expand either through opening or acquiring [] branch offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its business, either through the addition of branch offices or the acquisition of other financial institutions.


         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the conversion. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary significantly because total expenses of the conversion may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of Reserve Bancorp, Inc. and Mt. Troy Savings Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         Reserve Bancorp, Inc. anticipates the establishment of a policy to pay cash dividends. The timing, frequency and initial annual amount of the dividends have not yet been determined. Dividends will be subject to determination and declaration by the Board of Directors of Reserve Bancorp, Inc. In making its decision, the Board of Directors will consider several factors, including:

o    financial condition;

o    results of operations;
o    tax considerations;
o    industry standards; and
o    general economic conditions.

         There can be no assurance that dividends will in fact be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         Reserve Bancorp, Inc.'s ability to pay dividends also depends on the receipt of dividends from Mt. Troy Savings Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of the Bank - Dividend and Other Capital Distribution Limitations. Furthermore, as a condition to OTS approval of the conversion, Reserve Bancorp, Inc. has agreed that it will not initiate any action within one year of completion of the conversion in the furtherance of payment of a special distribution or return of capital to stockholders of the Company.

                              MARKET FOR THE STOCK

         Reserve Bancorp, Inc. has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, Reserve Bancorp, Inc. anticipates that its stock will be traded on the over-the-counter market under the symbol "RESB" with quotations available through the OTC Electronic Bulletin Board. Reserve Bancorp, Inc. expects that Trident Securities will use its best efforts to make a market in the stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be obligated with respect to these efforts.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained after the offering. The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION

         Set forth below is the historical capitalization of the Bank as of September 30, 2001, and the pro forma capitalization of Reserve Bancorp, Inc. after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may affect materially the pro forma capitalization.


                                                                 Pro Forma Capitalization at September 30, 2001
                                                              ------------------------------------------------------
                                                                                                        Maximum,
                                                               Minimum      Midpoint          Maximum   as adjusted
                                                              [] 501,500   [] 590,000      [] 678,500   [] 780,275
                                                              === ======   === =======      === ======= == =======
                                                  Actual, at   Shares at     Shares at      Shares at    Shares at
                                               September 30,   $10.00 per    $10.00 per     $10.00 per   $10.00 per
                                                     2001        share         share          share       share(1)
                                               --------------  ------------ -------------   ----------    ---------
                                                                            (In thousands)

Deposits(2)...................................     $39,038       $39,038        $39,038       $39,038      $39,038
Borrowed funds................................           -             -              -             -            -
                                                   -------       -------        -------       -------      -------
Total deposits and borrowed funds.............     $39,038       $39,038        $39,038       $39,038      $39,038
                                                   =======       =======        =======       =======      =======
Stockholders' equity:
Preferred stock, $0.10 par value, 2,000,000
  shares authorized; none to be issued........     $     -       $     -        $     -       $     -      $     -
 Common stock, $0.10 par value, 8,000,000
    shares authorized, assuming shares
    outstanding as shown(3)...................           -         [] 50          [] 59         [] 68        [] 78
                                                                  === ==         === ==        === ==        ==
Additional paid-in capital(3)(4)..............           -      [] 4,610          5,469         6,329        7,318
                                                               === =====
Retained earnings.............................       5,218         5,218          5,218         5,218        5,218
Accumulated other comprehensive income, net
    of taxes..................................          22            22             22            22           22
Less:
  Common stock acquired by ESOP(5)............           -        [](401)          (472)         (543)        (624)
                                                                  ======
  Common stock acquired by
    stock programs(6).........................           -        [](201)       [](236)        [](271)      [](312)
                                                   -------        ------         -------      -------      -------
Total equity/stockholders' equity.............     $ 5,241     [] $9,298         $10,060      $10,823      $11,700
                                                   =======        ======         =======      =======      =======


------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(3) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by Reserve Bancorp, Inc. and the Bank and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See Management - Potential Stock Benefit Plans - Stock Options Plans.
(4)  Additional paid-in capital amounts are net of operating expenses.
(5) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the ESOP shares will be borrowed from Reserve Bancorp, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data. The Bank intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See Management - Executive Compensation - Employee Stock Ownership Plan. If the employee stock ownership plan is unable to purchase stock in the conversion due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Offering - Subscription Offering - Subscription Rights.
(6) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion. The stock purchased by the stock programs is reflected as a reduction of stockholders' equity. See footnote (2) to the table under Pro Forma Data. See Management - Potential Stock Benefit Plans - Stock Programs.

                                 PRO FORMA DATA


         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Reserve Bancorp, Inc. are currently estimated to be between approximately [] $4,057,000 and $5,582,000 (or $6,458,750 if the independent valuation is increased by 15%) based on the following assumptions:


o an amount equal to 8% of the shares issued will be loaned to the ESOP to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the stock programs adopted no sooner than six months following the offering, funded through open market purchases; and


o expenses of the offering are estimated to be between approximately [] $356,000 and [] $389,000 === ======== === ====== ($408,000 if the
     independent valuation is increased by 15%). =========


         We have prepared the following table, which sets forth our historical net income and net worth prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 3.60% for the year ended September 30, 2001, which approximates the yield on a one-year U.S. Treasury bill on September 30, 2001. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 2.30% for the year ended September 30, 2001, based on an effective tax rate of 36%.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on September 30, 2001, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Reserve Bancorp, Inc. The pro forma data does not predict how much we will earn in the future.

         The following table summarizes historical data of Mt. Troy Savings Bank and pro forma data of Reserve Bancorp, Inc. at or for the year ended September 30, 2001 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the table to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Reserve Bancorp, Inc. within one year following the conversion, nor does book value give any effect to the liquidation account to be established or the bad debt reserve in liquidation. See The Conversion - Effects of Conversion -Liquidation Rights and Management - Potential Stock Benefit Plans - Stock Option Plans.

                                                                        At or For the Year Ended September 30, 2001
                                                      ------------------------------------------------------------------------------

                                                        [] $5,015,000   [] $5,900,000      [] $6,785,000        $6,943,130
                                                        === ==========  == ==========      === ==========
                                                          Independent     Independent         Independent      Independent
                                                           Valuation       Valuation           Valuation        Valuation
                                                      ---------------- --------------      --------------    -----------
                                                          [] 501,500      [] 590,000         [] 678,500         [] 780,275
                                                          === =======    === =======         === =======        == =======
                                                            Shares          Shares              Shares              Shares
                                                      ---------------- --------------      --------------     ------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds.......................................       [] $5,015         $5,900              $6,785            $7,803
                                                          === =======
Less expenses........................................          [](356)          (373)               (389)             (408)
                                                              =======        -------             -------           -------
   Estimated net proceeds............................        [] 4,659          5,527               6,396             7,395
                                                           === ======
Less ESOP funded by Reserve Bancorp, Inc.............          [](401)          (472)               (543)             (624)
                                                             ========
Less stock programs adjustment.......................          [](201)          (236)               (271)             (312)
                                                              =======        -------             -------           -------
   Estimated investable net proceeds.................       [] $4,057         $4,819              $5,582            $6,459
                                                          === =======
Net Income:
   Historical........................................            $409           $409                $409              $409
   Pro forma income on net proceeds..................           [] 93            111                 128               149
                                                              === ===
   Pro forma ESOP adjustments(1).....................           [](26)           (30)                (35)              (40)
                                                              =======
   Pro forma stock programs adjustment(2)............           [](26)           (30)                (35)              (40)
                                                               ======          -----               -----            ------
   Pro forma net income(1)(3)(4).....................         [] $450           $460                $467              $478
                                                            === =====
Per share net income
   Historical........................................        [] $0.88          $0.75               $0.65             $0.56
                                                           === ======
   Pro forma income on net proceeds..................            0.20           0.20                0.20           [] 0.21
                                                                                                                   == ====
   Pro forma ESOP adjustments(1).....................           (0.06)       [](0.05)              (0.06)            (0.06)
                                                                            ========
   Pro forma stock programs adjustment(2)............           (0.06)       [](0.05)              (0.06)            (0.06)
                                                                -----       ========               -----             -----
   Pro forma net income per share(1)(3)(4)...........        [] $0.96          $0.85               $0.73             $0.65
                                                           === ======
Shares used in calculation of income per share(1)....      [] 465,392        547,520             629,648           724,095
                                                          === =======
Stockholders' equity:
   Historical .......................................          $5,241         $5,241            $  5,241          $  5,241
   Estimated net proceeds............................        [] 4,659          5,527               6,396             7,395
                                                           === ======
Less: Common Stock acquired ESOP(1)...............          [](401)             (472)               (543)             (624)
                                                             ========
   Less: Common Stock acquired by stock
         programs(2).................................          [](201)        [](236)             [](271)           [](312)
                                                              =======        =======             =======            ======
   Pro forma stockholders' equity(1)(3)(4)...........       [] $9,298        $10,060             $10,823           $11,700
                                                          === =======
Stockholders' equity per share:
   Historical........................................       [] $10.45          $8.88               $7.72             $6.72
                                                          === =======
   Estimated net proceeds............................         [] 9.29           9.37                9.43              9.48
                                                            === =====
   Less: Common Stock acquired by the ESOP(1)........           (0.80)         (0.80)              (0.80)            (0.80)
   Less: Common stock acquired by stock
         programs(2).................................           (0.40)         (0.40)              (0.40)            (0.40)
                                                                -----          -----               -----             -----
   Pro forma stockholders' equity per share(4).......       [] $18.54         $17.05              $15.95            $15.00
                                                          === =======
Offering price as a percentage of pro forma
  stockholders' equity per share.....................        [] 53.94%      [] 58.65%           [] 62.70%         [] 66.67%
                                                           ==========       ========          ==========          ========
Offering price to pro forma net income per share.....        [] 10.42X      [] 11.76X           [] 13.70X         [] 15.38X
                                                           ==========      =========          ==========          ========

Shares used in calculation of [] stockholders'
                              === ============
equity  per share....................................      [] 501,500        590,000             678,500           780,275
======                                                        =======        =======             =======           =======


                                                   (Footnotes on following page)

------------------

(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Reserve Bancorp, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Executive Compensation - Employee Stock Ownership Plan. The pro forma net earnings assumes: (i) that the Bank's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended September 30, 2001 was made at the end of the period; (ii) that [] 4,012, 4,720, 5,428 and 6,242 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 2001, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the stock programs that may be adopted by the Bank following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or [] 20,060, 23,600, 27,140 and 31,211 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Bank. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the year ended September 30, 2001 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended September 30, 2001. The plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the stock plans instead of open market purchases would dilute the voting interests of existing stockholders by approximately [] 3.85% and pro forma net income per share for the year ended September 30, 2001 would be [] $.89, $.78, $.69, and [] $.61, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2001 would be [] $17.83, $16.40, $15.34 and $14.42 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Stock Programs.


(3) The retained earnings of Reserve Bancorp, Inc. and the Bank will continue to be substantially restricted after the conversion. See Dividend Policy, The Conversion - Effects of Conversion - Liquidation Rights and Regulation -Regulation of the Bank - Dividends and Other Capital Distribution Limitations.


(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plans that may be adopted by the Bank following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or [] 50,150, 59,000, 67,850 and 78,027 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately [] 9.09%. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be [] $.87, $.76, $.67 and [] $.60, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended September 30, 2001; pro forma stockholders' equity per share would be $18.88, $17.36, $16.24, and $15.26, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 2001. See Management - Potential Stock Benefit Plans - Stock Option Plans.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents the Mt. Troy Savings Bank's historical and pro forma capital position relative to its capital requirements as of September 30, 2001. Pro forma capital levels assume receipt by Mt. Troy Savings Bank of the net proceeds of the offering and retention by Reserve Bancorp, Inc. of 50% of the net proceeds, and that the ESOP purchases 8% of the stock sold in the offering, and that 4% of the shares of stock sold in the offering is purchased by the stock programs at the purchase price subsequent to the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data. The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to the Bank, see Regulation - Regulation of the Bank -Regulatory Capital Requirements.


                                                                   Pro Forma at September 30, 2001
                                      ----------------------------------------------------------------------------------------------
                  Actual, at                  [] $5,015,000         [] $5,900,000            [] $6,785,000              $6,943,130
                                              === ==========         === ==========          == ==========
                 September 30, 2001              Offering               Offering                Offering                Offering(1)
                ---------------------            ----------             ----------              ----------              ------------
                          Percentage            Percentage              Percentage             Percentage               Percentage
                Amount   of Assets(2)   Amount  of Assets(2)   Amount   of Assets(2)   Amount  of Assets(2)     Amount  of Assets(2)
                ------   ------------   ------  ------------   ------   ------------   ------  ------------     ------  ------------
                                                (Dollars in thousands)
GAAP Capital(3).$5,241       11.74%   [] $6,968       15.03%   $7,296     15.63%       $7,625     16.22%        $8,002      16.88%
                                      == ======
Tangible
Capital:
  Actual or
  Pro Forma..   $5,205       11.70    [] $6,933       15.00    $7,261     15.60        $7,589     16.19         $7,967      16.86
                                      == ======
  Required.....    667        1.50       [] 693        1.50    [] 698      1.50        [] 703      1.50         [] 709       1.50
               -------       -----      === ===       -----   === ===     -----      === ===      -----        === ===
  Excess....... $4,538       10.20%   [] $6,240       13.50%   $6,563     14.10%       $6,886     14.69%        $7,258      15.36%
                 =====       =====    == ======
Core Capital:
  Actual or
    Pro Forma.. $5,205       11.70%   [] $6,933       15.00%   $7,261     15.60%       $7,589     16.19%        $7,967      16.86%
                                      == ======
  Required(4)..  1,335        3.00    []  1,386        3.00  [] 1,396      3.00      [] 1,406      3.00       [] 1,417       3.00
                 -----       -----    ==  =====       -----  == =====     -----      == =====      -----       == =====          -
  Excess....... $3,870        8.70%   [] $5,547       12.00%   $5,865     12.60%       $6,183     13.19%        $6,550      13.86%
                 =====        ====    == ======
Risk-Based
  Capital:
  Actual or
    Pro Forma
    (5)(6)      $5,371       20.70%   [] $7,099       26.48%   $7,427     27.53%       $7,755     28.58%        $8,133      29.76%
                                      == ======
  Required.....  2,076        8.00    []  2,145        8.00  [] 2,158      8.00      [] 2,171      8.00       [] 2,186       8.00
                 -----       -----    ==  =====       -----  == =====     -----      == =====      -----       == =====
  Excess....... $3,295       12.70%   [] $4,954       18.48%   $5,269     19.53%       $5,584     20.58%        $5,947      21.76%
                 =====       =====    == ======


-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized gain on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of the Bank - Regulatory Capital Requirements.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $166,000 at September 30, 2001 and the subtraction of accumulated other comprehensive income of $22,000, net of applicable income taxes and the subtraction of net unrealized losses on available for sale equity securities of $14,000.

                               RECENT DEVELOPMENTS

The information set forth below at or for the periods ended December 31, 2001 and 2000 is unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation or the results for the unaudited periods have been made. The results of operations for the three months ended December 31, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2002 or any other period. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements contained elsewhere in this prospectus.

                          Selected Financial Highlights
                             (Dollars in thousands)

Balance Sheet:                                           December 31,  September 30,
                                                        ------------  -------------
                                                               2001       2001
                                                             -------    -------
                                                           (unaudited)
Assets                                                       $45,919    $44,631
Loans receivable, net                                         37,414     37,731
Investment securities                                          5,060      4,893
Cash and cash equivalents                                      2,417      1,060
Deposits                                                      40,103     39,038
FHLB advances                                                      -          -
Total equity                                                   5,350      5,241

Summary of Operations:                   For the Three Months Ended December 31,
                                                                2001       2000
                                                                ----       ----
                                                                   (unaudited)

Interest and dividend income                                     805        775
Interest expense                                                 416        425
Net interest income                                              389        350
Provision for loan losses                                          5          5
Net interest income after provision for loan losses              384        345
Noninterest income                                                44         43
Noninterest expense                                              245        239
Income before income taxes                                       183        149
Income taxes                                                      67         53
Net income                                                       116         96

Actual number (not in thousands):
Real estate loans outstanding                                    397        411
Deposit accounts                                               5,751      5,885
Full service offices                                               2          2
Selected Financial Ratios

                                                             At or For the Three
                                                                   Months
                                                              Ended December 30,
                                                              ------------------
                                                               2001(1)     2000
                                                               -------     ----
 Performance Ratios:                                               (unaudited)
  Return on average assets (net income divided by
     average total  assets)                                     1.01%      0.84%

  Return on average equity (net income divided by
     average equity)                                            8.73       7.23

  Net interest rate spread                                      3.05       2.91

  Net interest margin on average interest-earning
     assets                                                     3.50       3.41

  Average interest-earning assets to average
     interest-bearing liabilities                             112.07     111.97

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest income)        56.58      60.81

Asset Quality Ratios:
  Non-performing loans to total loans, net                      0.34       0.40

  Non-performing assets to total assets                         0.28       0.33

  Net charge-offs to average loans outstanding                  0.00       0.00

  Allowance for loan losses to total loans                      0.48       0.45

Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets)          11.61      11.50

  Equity to assets at period end                               11.65      11.74


(1) Ratios for the three month periods are stated on an annualized basis. Such ratios and results are not necessarily indicative of results that may be expected for the full year or any other period.

Comparison of Financial Condition at December 31, 2001 and September 30, 2001

Assets. Total assets increased $1.3 million, or 2.9%, to $45.9 million at December 31, 2001 from $44.6 million at September 30, 2001. The increase in total assets resulted from a $1.4 million increase in cash and cash equivalents and a $200,000 increase in investment securities, offset by a $300,000 decrease in net loans outstanding.

Liabilities. Total liabilities increased $1.2 million, or 3.0%, to $40.6 million at December 31, 2001 from $39.4 million at September 30, 2001. The increase in total liabilities resulted from a $1.1 million increase in deposits and an increase in escrow and other liabilities of $100,000.

Equity. The increase of $109,000 in the Bank's equity reflects the $116,000 in net income for the three months ended December 31, 2001 and an decrease of $7,000 in unrealized gains on investments available for sale, net of tax.

Comparison  of Operating  Results for Three  Months Ended  December 31, 2001 and
2000.

Net Income. Net income for the three months ended December 31, 2001 increased 20.8% to $116,000 compared to net income of $96,000 for the same period in 2000. Net interest income increased as interest income increased by 3.9% while interest expense decreased by 2.1%, as the result of a 44 basis point decrease in the average cost of interest-bearing liabilities. Noninterest income increased by $1,000, or 2.3%, for the three months ended December 31, 2001 as compared to the same period in 2000. The increase in noninterest income was the result of an increase in income from fees and service charges. The increase in noninterest income, however, was more than offset by a $6,000, or 2.5%, increase in noninterest expense.

Net Interest Income. Net interest income increased by $39,000, or 11.1% for the three months ended December 31, 2001 compared to the same period in 2000. Interest income increased by $30,000 and interest expense decreased by $9,000.

Interest Income. Total interest income increased $30,000, or 3.9%, for the three months ended December 31, 2001 compared to the same period in 2000, as a result of an approximately $3.4 million increase in the average balance of interest-earning assets, consisting of a $3.0 million increase in the average balance of loans and a $319,000 increase in the average balance of securities, partially offset by a decrease of 30 basis points in the average interest rates earned. Interest income on loans increased by $45,000 to $733,000 for the 2001 period from $688,000 for the 2000 period due to the increase in the average balance of loans from $34.8 million for the three months ended December 31, 2001 compared to $37.8 million for the same period in 2000. The average yield on loans decreased by 16 basis points from 7.91% for the 2000 period to 7.75% for the 2001 period. Interest income on investment securities decreased by $15,000 due to a decrease of 117 basis points in the average interest rates earned from 5.52% for the three months ended December 31, 2000 to 4.35% for the same period in 2001, partially offset by increases in the average balance of investment securities from $6.3 million for the 2000 period to $6.6 million for the 2001 period.

Interest Expense. Total interest expense decreased by $9,000 to $416,000 for the three months ended December 31, 2001, as a result of a 44 basis point decrease in the average rates paid on interest-bearing liabilities to 4.19% for the 2001 period compared to 4.63% for the same period in 2000, even though the average balance of interest-bearing liabilities increased to $39.7 million for 2001 from $36.7 million for the three months ended December 31, 2000. The average balances of

NOW and savings accounts increased $698, or 11.7%, and $1,488 or 13.9%, respectively, while the average rate paid on NOW accounts fell 7 basis points and the average rate paid on savings accounts decreased by 10 basis points. The average balance of certificates increased $996, or 5.0%, while the average rate fell 57 basis points. The increase in rates paid on interest-bearing liabilities reflects market rates. The average balance of FHLB advances fell from $217,000 for the three months ended December 31, 2000 to $0 for the same period in 2001.

Provision for Loan Losses. The Bank maintains an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of known and inherent losses in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. In determining the appropriate level of the allowance for loan losses, management considers factors such as its internal analysis of credit quality, general levels of loan delinquencies, collateral values, the Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and economic and market trends. See Business of Mt. Troy Savings Bank - Non-Performing Loans and Problem Assets -Allowance for Loan Losses beginning on page __. The provision established each quarter for loan losses reflects management's assessment of these factors in relation to the level of the allowance at such time.

The provision for loan losses was $4,500 for the three months ended December 31, 2001 and 2000. The Bank had net charge-offs of $0 for the three months ended December 31, 2001 compared to net charge-offs of $137 for 2000. Management's evaluation of the adequacy of the allowance for loan losses involved consideration of the general factors described in the paragraph above, and its evaluation did not change either in estimation methods or assumptions for the 2001 period as compared to the 2000 period. The level of non-performing loans was 0.34% and 0.40% of net loans at December 31, 2001 and 2000, respectively.

The Bank's allowance for loan losses stood at $171,000 at December 31, 2001 compared to $166,000 at September 30, 2001. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at the end of each quarter for each loan category. The allocation did not change materially from September 30, 2001 to December 31, 2001. See Business of Mt. Troy Savings Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses and - Allocation of Allowance for Loan Losses.

Noninterest Income. Noninterest income, which is primarily composed of loan fees and service charges, increased $1,000 from $43,000 for the three months ended December 31, 2000 to $44,000 for 2001. Loan fees and service charges increased $1,000 from $36,000 for the three months ended December 31, 2000 to $37,000 for 2001. The increase reflects the Bank's emphasis on charging appropriate fees for its services.

Noninterest Expense. Noninterest expense increased by $6,000 to $245,000 for the three months ended December 31, 2001 from $239,000 for 2000. This increase was due primarily to a $13,000 increase in compensation and employee benefits offset by a decrease of $7,000 in legal, marketing, and other professional services.

The Bank expects increased expenses in the future as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and the adoption of the directors and executive retirement plans, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, transfer agent, and professional fees.

Provision for Income Taxes. Provision for income taxes increased by $14,000 for the three months ended December 31, 2001 as compared to 2000. The increase reflects higher net income for the three months.


                        SELECTED FINANCIAL AND OTHER DATA


         The following financial information and other data in this section is derived from the Bank's audited financial statements for the years ended September 30, 2001 and 2000 and should be read together with the Bank's financial statements and the notes thereto beginning at page F-2 of this prospectus. The historical financial and other data at or for the years ended September 30, 2001 and 2000 may not be indicative of results for the year ended September 30, 2002 or for any other period.


                          Selected Financial Highlights
                             (Dollars in thousands)

Balance Sheet:                                                             At September 30,
==============                                                          ----------------------
                                                                          2001           2000
                                                                         ------        -------
[] Assets.......................................................         $44,631        $42,584
===
Loans receivable, net...........................................          37,731         35,685
Investment securities...........................................           4,893          4,947
Cash and cash equivalents.......................................           1,060            989
Deposits........................................................          39,038         36,011
FHLB advances...................................................               -          1,450
Total equity....................................................           5,241          4,775

Summary of Operations:                                         For the Year Ended September 30,
                                                               ================================

                                                                            2001         2000
                                                                          ------        -------
Interest and dividend income....................................           3,161          3,121
Interest expense................................................           1,696          1,644
Net interest income.............................................           1,465          1,477
Provision for loan losses.......................................              18             18
Net interest income after provision for loan losses.............           1,447          1,459
Noninterest income..............................................             146             98
Noninterest expense.............................................             965            906
Income before income taxes......................................             628            651
Income taxes....................................................             219            227
Net income......................................................             409            424

Actual number (not in thousands):
Real estate loans outstanding...................................             411            396
Deposit accounts................................................           5,885          5,769
Full service offices............................................               2              2

Selected Financial Ratios

                                                                              At or For
                                                                            the Year Ended
                                                                             September 30,
                                                                             -------------
                                                                            2001         2000
                                                                           ------       ------
Performance Ratios:
  Return on average assets (net income divided by
     average total  assets).....................................            0.95%        1.00%

  Return on average equity (net income divided by
     average equity)............................................            8.25         9.54

  Net interest rate spread......................................            2.96         3.14

  Net interest margin on average interest-earning
     assets.....................................................            3.46         3.57

  Average interest-earning assets to average
     interest-bearing liabilities...............................          112.34       110.88

  Efficiency ratio (noninterest expense divided by the
     sum of net interest income and noninterest income).........           59.90        57.52

Asset Quality Ratios:
  Non-performing loans to total loans, net......................            0.20         0.36

  Non-performing assets to total assets.........................            0.17         0.30

  Net charge-offs to average loans outstanding..................            0.01         0.05

  Allowance for loan losses to total loans......................            0.44         0.43

Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets)...........           11.48        10.49

  Equity to assets at period end................................           11.74        11.21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of the Bank's financial condition and results of operations is intended to provide assistance and understanding of the Bank's financial condition and results of operations. The information in this section should be read with the financial statements and the notes thereto beginning at page F-2.


         The Bank's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. To a lesser extent, the Bank's results of operations are also affected by the relative levels of the Bank's noninterest income and noninterest expense. The Bank's noninterest income consists of primarily [] fees and service charges, and to a lesser extent, gains on the sale of securities held by the Bank. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees, office supplies, telephone and postage costs, and federal deposit insurance premiums. The Bank's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.


Forward - Looking Statements

         This document contains statements that project the future operations of Reserve Bancorp, Inc. which involve risks and uncertainties. Reserve Bancorp, Inc.'s actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning on page __ of this document.

Business Strategy

         The Bank's business strategy has been to operate as a well-capitalized independent community savings bank dedicated to providing quality service at competitive prices. Generally, the Bank has sought to implement this strategy by maintaining a substantial part of its assets in loans secured by one-to-four family residential real estate located in the Bank's market area, home equity and second mortgage loans. To the extent that new deposits have exceeded loan originations, the Bank has invested these deposits primarily in securities, including fixed rate corporate bonds, state and local government obligations, U.S. government and agency obligations and mortgage-backed securities.

         Management believes that the Bank benefits from its ability to quickly and effectively provide personal service tailored to customer needs and inquiries, in comparison to many of its local competitors. In fall of 2000, the Bank enhanced its capabilities as a full service community bank with the issuance of check cards/debit cards.

         While management intends to maintain its community orientation by continuing to emphasize traditional deposit and loan products, primarily single-family residential mortgages and to a lesser extent, construction, commercial real estate and consumer loans, the additional capital provided by the offering will allow the Bank to take steps toward achieving greater growth and profitability, including increasing its loan originations. In addition, the Bank may also use the proceeds of the offering to expand either through opening or acquiring [] branch offices or acquiring other financial institutions. The Bank does not, however, have any current understandings, agreements or arrangements for the expansion of its business, either through the addition of branch offices or the acquisition of other financial institutions. Initially, the Bank will invest the proceeds in short term securities.


Analysis of Net Interest Income

         The Bank's earnings have historically been most significantly affected by the Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (b) the relative amounts of its interest-earnings assets and interest-bearing liabilities.

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of the Bank's assets and liabilities are sensitive to changes in interest rates, the Bank's most significant form of market risk is interest rate risk, or changes in interest rates. The Bank is vulnerable to an increase in interest rates to the extend that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of the Bank have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The Bank's primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         The Board of Directors has established an asset/liability committee which consists of the Bank's president, treasurer/controller and two members of the Board of Directors. The committee meets periodically to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other assets and liability management topics.

         To reduce the effect of interest rate changes on net interest income the Bank has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:


[](1) originate loans with adjustable rate features or fixed rate loans with short maturities;

[](2)    lengthen the maturities of its liabilities  when it would be cost
         effective through  the  pricing  and  promotion  of   certificates   of
         deposit and utilization of FHLB advances;

[](3) attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

[](4) when market conditions permit, to originate and hold in its portfolio adjustable rate loans which have annual interest rate adjustments; and

[](5) maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.


         The Bank has also made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At September 30, 2001, the Bank had approximately 44% of its deposits in low-cost passbook savings accounts and NOW accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

         The following table presents the Bank's NPV as of September 30, 2001. The NPV was calculated by the OTS, based on information provided by the Bank.

                                                        NPV as % of
                 (Net Portfolio Value ("NPV")      Present Value of Assets
               --------------------------------    -----------------------
Change                                                        Basis Point
in Rates(1)    $ Amount     $ Change   % Change    NPV Ratio    Change
--------------------------------------------------------------------------
               (Dollars in thousands)
    +300 bp        5,254     -2,447        -32%      11.75%     -433 bp
    +200 bp        6,135     -1,566        -20%      13.38%     -270 bp
    +100 bp        6,981       -720         -9%      14.87%     -120 bp
       0 bp        7,701                             16.08%
    -100 bp        8,063        361          5%      16.62%      +54 bp
    -200 bp        8,285        584          8%      16.91%      +83 bp
--------------
(1) The -300bp scenario is not shown due to abnormally low prevailing interest rate environment.

         Future interest rates or their effect on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Comparison of Financial Condition at September 30, 2001 and 2000

         Assets. Total assets increased $2.0 million, or 4.8%, to $44.6 million at September 30, 2001 from $42.6 million at September 30, 2000. The increase in total assets resulted primarily from a $2.0 million increase in net loans outstanding. The loan increase was mainly attributable to an increase in construction lending demand.

         Liabilities. Total liabilities increased $1.6 million, or 4.2%, to $39.4 million at September 30, 2001 from $37.8 million at September 30, 2000. The increase in total liabilities resulted primarily from a $3.0 million increase in deposits, partially offset by a decrease in FHLB advances of $1.5 million.

         Equity. The increase of $465,000 in the Bank's equity reflects the $409,000 in net income for the year ended September 30, 2001 and an increase of $57,000 in unrealized gains on investments available for sale, net of tax.

Liquidity and Capital Resources

         The Bank maintains liquid assets at levels it considers adequate to meet its liquidity needs. The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, accommodate possible outflows in deposits, fund current and planned expenditures and take advantage of interest rate market opportunities in connection with asset and liability management objectives. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         The  Bank's  primary  sources  of  liquidity  are  deposits,  scheduled amortization and prepayment of loans and mortgage-backed securities and maturities and calls of investment securities. In addition, the Bank invests excess funds in short-term investments, both interest-earning and non-interest earning, which provide liquidity. The Bank's cash and cash equivalents, defined as cash and deposits in other financial institutions with original maturities of three months or less, totaled approximately $1.0 million at September 30, 2001. To a lesser extent, the earnings and funds provided from the Bank's operations are a source of liquidity.

         For the year ended September 30, 2001, purchases of available-for-sale securities totaled approximately $800,000, proceeds from sales, maturities and calls of available-for-sale securities totaled approximately $1.5 million, and proceeds from principal repayments of mortgage-backed securities available-for-sale totaled approximately $71,000. The Bank's available-for-sale securities portfolio totaled approximately $2.4 million at September 30, 2001. For the year ended September 30, 2001, purchases of held-to-maturity securities totaled approximately $800,000, proceeds from maturities and calls of held-to-maturity securities totaled approximately $1.0 million, and proceeds from principal repayments of mortgage-backed securities held-to-maturity totaled approximately $74,000. The Bank's held-to-maturity securities portfolio totaled approximately $2.5 million at September 30, 2001.

         Loan originations, net of principal repayments on loans, totaled approximately $2.1 million for the year ended September 30, 2001.

         The Bank sets the interest rates on its deposits to maintain a desired level of total deposits. For the year ended September 30, 2001, the Bank experienced a net increase of deposits of approximately $3.0 million, as compared to a net increase of approximately $1.9 million during the prior year. At September 30, 2001, certificates of deposit scheduled to mature in less than one year totaled approximately $1.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank on maturity, although there can be no assurance that this will be the case. In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.


         Liquidity management is both a daily and long-term function of business management. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. If the Bank requires funds beyond its ability to generate them internally, it has the ability to obtain advances from the Federal Home Loan Bank of Pittsburgh, which [] provides an additional source of funds. See Sources of Funds - Borrowings. At September 30, 2001, the Bank had no borrowings outstanding.


         The Bank is subject to federal regulations that impose minimum capital requirements. For a discussion on these capital levels, see Historical and Pro Forma Capital Compliance and Regulation -Regulation of the Bank - Regulatory Capital Requirements.

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Bank's liquidity, capital or operations nor is management aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations. The total amount of the Bank's commitments to extend credit for mortgage and consumer loans as of September 30, 2001, was approximately $276,000, excluding commitments on lines of credit which totaled approximately $886,000.

         Significant cash flows were as follows for the year ended September 30, 2001:


                                                           (In thousands)
                                                           -------------

Cash provided by operations.........................           $    334
Net loan originations...............................            (2,084)
Sales and redemptions of investment securities......              2,646
Purchases of investment securities..................             (2,474)
Net decrease in FHLB advances.......................             (1,450)
Net increase in deposits............................              3,027
Other - net.........................................                 72
                                                               --------
Net increase in cash and cash equivalents                      $     71
                                                               ========


         For additional information about cash flows from the Bank's operating, financing, and investing activities, see the Statements of Cash Flows included in the Financial Statements.

Comparison of Operating Results for Year Ended September 30, 2001 to Year Ended September 30, 2000.

         Net Income. Net income for 2001 decreased 3.7% to $409,000 compared to net income of $424,000 for 2000. Net interest income decreased slightly as interest income increased by 1.3% while interest expense increased by 3.1%, primarily as the result of a 9 basis point increase in the average cost of interest-bearing liabilities. Noninterest income increased by $48,000, or 48.7%, for the year ended September 30, 2001 as compared to 2000. The increase in noninterest income was the result of an $18,000, or 21.7%, increase in income from fees and service charges and an increase of $30,000 in gains from the sale of real estate and investments. The increase in noninterest income, however, was more than offset by a $60,000, or 6.6%, increase in noninterest expense, primarily the result of increased employee and director compensation and benefits expenses.

         Net Interest Income. Net interest income decreased by $12,000, or .08% in 2001 compared to 2000. Interest income increased by $40,000 but was more than offset by an increase in interest expense of $52,000.

         Interest Income. Total interest income increased $40,000, or 1.3%, in 2001 compared to 2000, as a result of an $885,000 increase in average interest-earning assets, consisting of a $571,000 increase in the average balance of loans and a $314,000 increase in the average balance of securities, partially offset by a decrease of 7 basis points in the average interest rates earned. Interest income on loans increased by $49,000 to $2.77 million for 2001 from $2.72 million for 2000 due primarily to the increase in the average balance of loans from $35,2 million for 2000 to $35.8 million for 2001. The average yield on loans increased by 2 basis points from 7.72% for 2000 to 7.74% for 2001. Interest income on investment securities decreased by $9,000 primarily due to a decrease of 45 basis points in the average interest rates earned from 6.48% for 2000 to 6.03% for 2001, partially offset by increases in the average balance of investment securities from $6.2 million for 2000 to $6.5 million for 2001.

         Interest Expense. Total interest expense increased by $52,000 to $1.7 million in 2001, primarily as a result of an 11 basis point increase in the average rates paid on interest-bearing liabilities to 4.51% for 2001 compared to 4.40% for 2000. Additionally, average interest-bearing liabilities increased to $37.6 million for 2001 from $37.3 million for 2000. The average balances of NOW accounts and certificates of deposit increased $493,000, or 8.6%, and $1.3 million, or 7.0%, respectively, while the average rate paid on NOW accounts fell 7 basis points and the average rate paid on certificates of deposits increased by 35 basis points. The increase in rates paid on interest-bearing liabilities reflects market rates. The average balance of FHLB advances fell dramatically, from $2.1 million to $128,000 for 2001, while the average rate paid on advances increased by 30 basis points.


         Provision for Loan Losses. The Bank maintains an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses inherent in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. In determining the appropriate level of the allowance for loan losses, management considers factors such as its internal analysis of credit quality, general levels of loan delinquencies [], collateral values, the Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and [] economic and market trends. See Business of Mt. Troy Savings Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses beginning on page __. The provision established each quarter for loan losses reflects management's assessment of these factors in relation to the level of the allowance at such time.

         The provision for loan losses was $18,000 for the years ended September 30, 2001 and 2000. The Bank had net charge-offs of $4,800 for the year ended September 30, 2001 compared to net charge-offs of $17,000 for 2000. The major change in the loan portfolio during the year ended September 30, 2001 was an increase in the Bank's construction loan portfolio to approximately $6.2 million at September 30, 2001. Management's evaluation of the adequacy of the allowance for loan losses involved consideration of the general factors described in the paragraph above, and its evaluation did not change either in estimation methods or assumptions during the two years ended September 30, 2001. Its determination to make an $18,000 provision for both the 2000 and the 2001 fiscal year reflects the following:

          o an approximately 72% decrease during 2001 in net charge-offs as compared to 2000;

          o    the   decrease   in  the   level  of   non-performing   loans  to
               approximately $74,000 at September 30, 2001, or 0.20% of net loans;


          o a $2.8 million, or 7.4%, increase in the total balance of outstanding loans from September 30, 2000 to September 30, 2001, including an approximately 49% increase in the Bank's construction loan portfolio to approximately $6.2 million at September 30, 2001; and

          o management's assessment of [] national and [] local economic and market trends and === ======== === ===== = conditions impacting the Bank's lending area []. ========== ===


         The Bank's allowance for loan losses stood at $166,000 at September 30, 2001 compared to $153,000 at September 30, 2000. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at year end of each loan category. The allocation did not change materially from September 30, 2000 to September 30, 2001. See Business of Mt. Troy Savings Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses and - Allocation of Allowance for Loan Losses.

         Noninterest Income. Noninterest income, which is primarily composed of loan fees and service charges, increased $48,000 from $98,000 for the year ended September 30, 2000 to $146,000 for 2001. Noninterest income for 2001 includes $38,000 from gains on sales of foreclosed real estate and investment securities as compared to $9,000 for 2000. Loan fees and service charges increased $18,000 from $85,000 for the year ended September 30, 2000 to $103,000 for 2001. The increase reflects the Bank's emphasis on charging appropriate fees for its services.

         Noninterest Expense. Noninterest expense increased by $60,000 to $965,000 for the year ended September 30, 2001 from $905,000 for 2000. This increase was due primarily to a $40,000 increase in compensation and employee benefits, including salary increases of existing employees and the establishment of a directors retirement plan which was effective January 1, 2001. The Bank recorded expense related to the plan totaling $22,000 for the year ended September 30, 2001. The increase is also attributable to a $23,000 increase in other noninterest expenses, which reflects increases of $5,000, $6,000 and $12,000 in insurance costs, NOW account expenses and professional and supervisory fees, offset by a $6,000 decrease in cash shortages.


         [] The Bank expects increased expenses in the future as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and directors retirement plan, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, transfer agent, and professional fees.

         Provision for Income Taxes. Provision for income taxes decreased by $8,000 for the year ended September 30, 2001 as compared to 2000. The decrease reflects lower net income for the year.

Recent Accounting Pronouncements

         In July 2001, the Financial Accounting Standards (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Bank's financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The adoption of Statement No. 142 is not expected to have a material effect on the Bank's financial position or results of operations.

         In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. This statement requires entities to record the fair value of a liability for an asset retirement obligation ("ARO") in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on the Bank's financial position or results of operations.

         In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in SFAS No. 121. The adoption of Statement No. 144 is not expected to have a material effect on the Bank's financial position or results of operations.

Impact of Inflation and Changing Prices

         The financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as prices of goods and services.

         Average Balance Sheet. The following tables set forth certain information relating to the Bank for the years ended September 30, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the years presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.


                                                                             Year Ended September 30,
                                                   ---------------------------------------------------------------------------------
                                                                    2001                                     2000
                                                   -------------------------------------------- ------------------------------------
                                                      Average                     Average       Average                      Average
                                                      Balance     Interest      Yield/Cost      Balance     Interest      Yield/Cost
                                                      -------     --------      ----------      -------     --------      ----------
                                                                                    (Dollars in thousands)
Interest-earning assets:
 Loans receivable net (1).........................    $35,759       $2,767          7.74%       $35,188       $2,718          7.72%
 Investment securities (2)........................      6,530          394          6.03          6,216          403          6.48
                                                      -------       ------                      -------       ------
  Total interest-earning assets...................     42,289        3,161          7.47         41,404        3,121          7.54
                                                                    ------                                    ------
Non-interest-earning assets.......................        923                                       968
                                                      -------                                   -------
  Total assets....................................     43,212                                    42,372
                                                      -------                                   -------
Interest-bearing liabilities:
 NOW accounts.....................................      6,232          139          2.23          5,739          132          2.30
 Savings accounts.................................     10,804          349          3.23         10,311          330          3.20
 Certificates of deposit..........................     20,481        1,200          5.86         19,141        1,054          5.51
 FHLB advances....................................        128            8          6.25          2,151          128          5.95
                                                      -------       ------                      -------       ------
  Total interest-bearing liabilities.............      37,645        1,696          4.51         37,342        1,644          4.40
                                                                    ------                                    ------
Non-interest-bearing liabilities..................        608                                       586
                                                      -------                                   -------
 Total liabilities................................     38,253                                    37,928
Retained earnings.................................      4,959                                     4,444
                                                      -------                                   -------
 Total liabilities and retained earnings..........    $43,212                                   $42,372
                                                      =======                                   =======
Net interest income...............................                  $1,465                                    $1,477
                                                                    ======                                    ======
Interest rate spread(3)...........................                                  2.96%                                     3.14%
                                                                                    ====                                      ====
Net yield on interest-earning  assets(4)..........                                  7.47%                                     7.54%
                                                                                    ====                                      ====
Ratio of average interest-earning assets to
   average interest-bearing liabilities...........                                112.34%                                   110.88%
                                                                                  ======                                    ======

-------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes government securities, mortgage-backed securities, corporate bonds and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of the Bank's interest-bearing assets and interest-bearing liabilities influence the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                                        Year Ended September 30,
                                                             ----------------------------------------------------
                                                                               2001 vs. 2000
                                                             ----------------------------------------------------
                                                                              Increase (Decrease)
                                                                                     Due to
                                                                                           Rate/
                                                               Volume          Rate        Volume         Net
                                                               ------         ------       ------        ----
                                                                            (Dollars in thousands)
Interest and dividend income:
   Loans receivable........................................     $  44          $   5         $  -        $  49
   Investment securities and other.........................        20            (28)          (1)         (9)
                                                                -----          -----         ----          ---
      Total interest-earning assets........................     $  64          $ (23)        $ (1)         $40
                                                                =====          =====         ====        =====
Interest expense:
   NOW accounts............................................     $  11          $  (4)        $  -        $   7
   Savings accounts........................................        16              3            -           19
   Certificates of deposit.................................        74             67            5          146
   Advances from FHLB and other borrowings.................      (123)            87          (84)        (120)
                                                                -----          -----         ----          ---
      Total interest-bearing liabilities...................     $ (22)         $ 153         $(79)       $  52
                                                                =====          =====         ====        =====

Change in net interest income..............................     $  86          $(176)        $ 78        $ (12)
                                                                =====          =====         ====        =====


                        BUSINESS OF RESERVE BANCORP, INC.

         Upon completion of the conversion we will own all of the stock of the Bank. We have not engaged in any significant business to date. Prior to the conversion, we will not transact any material business. We will invest our initial capitalization as discussed in the "Use of Proceeds" section on page __. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for these activities. Initially, we will not maintain offices separate from those of the Bank or employ any persons other than certain of the Bank's officers. Officers of Reserve Bancorp, Inc. will not be separately compensated for their service.

                        BUSINESS OF MT. TROY SAVINGS BANK

General

         The Bank is a community-oriented savings organization, which was originally chartered in 1891 by the Commonwealth of Pennsylvania as Mt. Troy Building & Loan Association. The Bank provides traditional retail banking services, one- to four-family residential mortgage loans, construction loans, and consumer loan products, including home equity, auto, and personal loans.

         At September 30, 2001, the Bank had total assets, deposits, and equity of $44.6 million, $39.0 million, and $5.2 million, respectively. The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase investment, mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, the repayment and maturity of loans and the sale, maturity, and call of securities. The principal source of income is interest on loans and mortgage-backed and other securities. The principal expense is interest paid on deposits.

Market Area and Competition

         The Bank operates from its main office located in Reserve Township and a full-service branch office located in the City of Pittsburgh. The Bank's primary market area is Allegheny County, Pennsylvania with an emphasis on the north Pittsburgh market. The Bank's market area can be characterized as a market with moderate incomes.

         The Bank's business of attracting deposits and making loans is primarily conducted within its market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, the Bank's profitability could be hurt.

         The Bank faces substantial competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of loans. Many of the Bank's competitors are significantly larger institutions and have greater financial and managerial resources. The Bank's ability to compete successfully is a significant factor affecting its profitability.

         The Bank's competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, thrift institutions, and credit unions located in the Bank's primary market area. The Bank also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and faces competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.

         The Bank competes for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. Lending products include mortgage, construction and consumer loans. The Bank offers consumer banking services such as checking and savings accounts, a check card program, club accounts, money market accounts, retirement accounts, and certificates of deposit. The Bank's debit/check cards are part of the Freedom Alliance, which permits depositors of banks participating in the alliance to use ATM machines of participating institutions without fees.

Lending Activities

         General. The bank primarily originates home mortgages and construction loans for its own portfolio. The Bank's loan portfolio is predominately comprised of one- to four-family residential real estate loans, most of which have fixed rates of interest.

         Loan   Portfolio   Composition.   The  following   table  analyzes  the
composition of the Bank's loan portfolio by loan category at the dates indicated.

                                                                                    At September 30,
                                                            ----------------------------------------------------------------
                                                                          2001                            2000
                                                            ------------------------------     -----------------------------
                                                                Amount           Percent         Amount            Percent
                                                                ------           -------         ------            -------

Type of Loans:
-------------
First [] mortgage loans:
      === ========
  [] One- to four family residential.............             $27,843,101          68.63%       $27,179,935          71.96%
  === =============================================
  Multi-family.....................................               538,826           1.33            656,320           1.73
  Construction.....................................             6,156,356          15.17          4,122,600          10.91
  Commercial real estate...........................          [] 1,933,146           4.91          1,719,254           4.55
                                                            === =========

Home equity and second mortgage....................          [] 2,700,781           6.66          3,044,028           8.06
                                                            === =========

Consumer [] loans:
         === =====

  Secured.........................................                490,187           1.21            595,498           1.58
  Unsecured........................................               244,930           0.60            150,331           0.40
  Share loans......................................               156,416           0.39            168,524           0.45


Commercial business loans..........................               446,137           1.10            135,972           0.36
===================================================            ----------           ----         ----------           ----

Total loans........................................            40,569,879         100.00%        37,772,462         100.00%
                                                                                  ======                            ======
Less:

  Undisbursed portions of
      construction loans...........................             2,567,972                         1,832,816
  Net deferred loan origination fees...............               104,718                           102,100
  Allowance for loan losses........................               166,114                           152,895
                                                               ----------                         ---------


Total loans, net...................................           $37,731,075                       $35,684,651
                                                              ===========                        ==========


         Loan Maturity Schedule. The following table sets forth the maturity or repricing of Bank's loan portfolio at September 30, 2001. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.


                                                           Home Equity
                                        First              and Second                       Commercial
                                       Mortgage           Mortgage Loans        Consumer   Business Loans            Total
                                       --------           --------------        --------   --------------          -----------
Amounts Due:
Within 1 Year.................        $ 3,991,234        $    [] 695,495      $ 153,701          $245,917          $ 5,086,347
                                       ----------         ----=== =======       --------          =-------           ---------
After 1 year:
  1 to 3 years................          3,100,385                378,182        250,040                 -            3,728,607
                                                                                                        =
  3 to 5 years................          1,869,497             [] 411,343        270,491           189,540            2,740,871
                                                              === =======                          =======
  5 to 10 years...............          7,938,236             [] 553,068        217,301            10,680            8,719,285
                                                              === =======                           ======
  10 to 15 years..............         14,478,589                662,693              -                 -           15,141,282
                                                                                                        =
  Over 15 years...............          5,153,487                      -              -                 -            5,153,487
                                     ------------       -----------------  -------------     ------------=           ----------

Total due after one year......         32,540,194           [] 2,005,286        737,832           200,220           35,483,532
                                     ------------        ---=== =========      ---------         --=======          ----------
Total amount due..............        $36,531,428         $ [] 2,700,781      $ 891,533         $ 446,137         $ 40,569,879
                                      ===========          ==============       ========     =============

[]
         The following table sets forth the dollar amount of all loans at September 30, 2001 due after September 30, 2002, which have fixed interest rates and which have floating or adjustable interest rates.

                                                                                Floating or
                                                          Fixed Rates         Adjustable Rates           Total
                                                          -----------         ----------------           -----
First Mortgage..................................          $32,521,493             $   18,701         $32,540,194
================================================          ===========             ==========         ===========
Home equity and second mortgage.................         [] 2,005,286                      -           2,005,286
================================================        === =========                      =           =========
Consumer........................................              581,416                156,416             737,832
================================================          ===========               ========         ===========
Commercial business loans.......................                    -                200,220             200,220
================================================      ---------------               --------          ----------
  Total.........................................          $35,297,735              $ 185,797         $35,483,532
================================================          ===========              =========         ===========


Residential Lending. The Bank's primary lending activity consists of the origination of one- to four-family mortgage loans, the majority of which is secured by property located in Allegheny County, Pennsylvania. The Bank will generally originate a mortgage loan in an amount up to 95% of the lesser of the appraised value or selling price of a mortgaged property, however, private mortgage insurance for the borrower is required on the amount financed in excess of 80%.

The Bank originates fixed rate mortgage loans for its own portfolio. The fixed rate mortgage loans have terms of ten to thirty years. The Bank offers a twenty year loan, which is generally not available from other lenders.

Although the Bank currently originates loans only for its own portfolio, the Bank generally makes its fixed rate mortgage loans to meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC"). The Bank also makes some non-conforming loans in order to meet the needs of its community and customers.

Substantially all of the Bank's residential mortgages include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing the Bank's single-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Bank requires title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

Construction Lending. The Bank originates construction loans for single-family residential properties in the Bank's market area. Construction loans are made to local builders on a speculative basis. Construction loans and the permanent end mortgage loan are made to owners for construction of their primary residences. The Bank generally limits residential construction loans for speculative purposes to not more than two units per builder. At September 30, 2001, the Bank had twenty-one construction loans outstanding with an aggregate balance of approximately $6.2 million, or 15.17% of the total loan portfolio. Of such amount, approximately $2.6 million was undisbursed at September 30, 2001. With a total of approximately $4.1 million in construction loans outstanding at September 30, 2000, the Bank's construction loan portfolio at September 30, 2001 increased by 49% from the prior year end. The Bank made an affirmative decision to aggressively originate construction loans at competitive rates, due to the market demand in its area and the shorter terms and higher rates than are generally available for home mortgages.

Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. The
Bank's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, the Bank may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.


Commercial Real Estate Loans. The Bank originates a limited number of commercial real estate mortgage loans, including loans on multi-family dwellings, retail/service space, and other income-producing properties. The Bank requires no less than 20% downpayment or equity for commercial real estate mortgage loans. Typically these loans are made with fixed rates of interest with terms of up to fifteen years. Essentially all of the Bank's commercial real estate loans are within the Bank's market area and all are within Pennsylvania. As of September 30, 2001, the Bank had commercial real estate loans, totalling [] $1,993,146 or [] 4.9% of the Bank's total loan portfolio. The Bank's largest commercial real estate loan had a balance of approximately $592,000 on September 30, 2001 and was secured by an office building located in the Bank's market area. At September 30, 2001 the Bank had three other loans totalling approximately $500,000 each, two of which were participations on office buildings, which were originated by a local financial institution.

         Commercial real estate loans[] generally are considered to entail significantly greater risk than that which is involved with single family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the commercial real estate and the borrower. These risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.

         Home Equity and Second Mortgage Loans. Home equity and second mortgage loans are originated in the Bank's market area and have maturities of up to fifteen years. Outside professionals are generally employed to conduct appraisals for loans over $50,000. At September 30, 2001, the Bank's home equity and second mortgage loans totaled [] $2.7 million, or [] 6.7% of total loans.


         Consumer Loans. At September 30, 2001, consumer loans amounted to approximately $900,000 or 2.2% of the Bank's total loan portfolio, most of which are auto loans. Consumer loans also consist of personal loans (unsecured), savings secured loans (share loans) and personal lines of credit. Consumer loans are originated in the Bank's market area and generally have maturities of up to five years. For share loans, the Bank will generally lend up to 90% of the account balance.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. The Bank's president is authorized to approve consumer loan applications up to $10,000. Consumer loans over $10,000 are approved by the Board of Directors.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of September 30, 2001, the Bank's loans to one borrower limit was approximately $786,000. At September 30, 2001, the Bank inadvertently exceeded its loan to one borrower limit with a group of five loans outstanding to a related group of borrowers. The Bank sold participations in some of the loans while others were repaid, and the Bank is currently in compliance with its limit. The increase in the capital of the Bank from this offering will increase its lending limit.

         Loan Originations, Purchases and Solicitation and Processing. The Bank's customary sources of loan applications include repeat customers, real-estate broker referrals, builders and "walk-in" customers. The Bank generally does not purchase loans, except for a few commercial real estate participation interests from local financial institutions secured by real estate in its market area.

         The Bank periodically purchases participation loans from local financial institutions and sells participation interest in loans in connection with commercial real estate loans and construction loans that would otherwise exceed the Bank's loan-to-one-borrower limit. At September 30, 2001, the Bank had approximately $1.5 million, or 3.6% of its total loan portfolio, in purchase participation loans consisting primarily of commercial real estate loans in its market area.

         Loan Commitments. The Bank gives written commitments to prospective borrowers on all residential, commercial and speculative construction real estate loans. Generally, the commitment requires acceptance within thirty days of the date of the issuance. The total amount of the Bank's commitments to extend credit for mortgage and consumer loans as of September 30, 2001, was approximately $276,000, excluding commitments on lines of credit.

         Loan Origination and Other Loan Fees. In addition to interest earned on loans, the Bank sometimes receives loan origination and commitment fees for originating or purchasing certain loans. Except for construction and commercial real estate loans, the Bank generally does not charge loan origination fees or points on loans.

         The Bank also receives other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.

Non-Performing Loans and Problem Assets

         Collection Procedures. The borrower is notified by mail when a loan is thirty days delinquent. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and a second collection notice is sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession and foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, the Bank may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and the Bank attempts to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Bank may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of by the Bank. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At September 30, 2001, the Bank held no real estate owned.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 2001, the Bank had approximately $74,000 of loans that were held on a non-accrual basis.

         Non-Performing Assets. The following table provides information regarding the Bank's non-performing loans and other non-performing assets as of the end of each of the last two fiscal years. As of each of the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards ("SFAS") 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS 118.


                                                               At
                                                          September 30,
                                                          -------------
                                                       2001            2000
                                                      ------          ------
Loans accounted for on a non-accrual basis:
First mortgage loans.............................    $72,537         $ 67,174
Home equity and second mortgage..................          -           36,495
Consumer loans...................................      1,542           24,485
                                                     -------         --------
Total............................................    $74,079         $128,154
                                                     =======         ========
Accruing loans which are contractually past
 due 90 days or more:
First mortgage loans.............................    $     -         $      -
Home equity and second mortgage..................          -                -
Consumer loans...................................          -                -
                                                     -------         --------
Total............................................    $     -         $      -
                                                     =======         ========
Total non-performing loans.......................    $74,079         $128,154
                                                     =======          =======
Real estate owned................................    $     -         $      -
                                                     =======         ========
Other non-performing assets......................    $     -         $      -
                                                     =======         ========
Total non-performing assets......................    $74,079         $128,154
                                                     =======         ========
Total non-performing loans to net loans..........       0.20%            0.36%
                                                     =======         ========
Total non-performing loans to total assets.......       0.17%            0.30%
                                                     =======         ========
Total non-performing assets to total assets......       0.17%            0.30%
                                                     =======         ========

         For the year ended September 30, 2001, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $6,927. This amount was not included in the Bank's interest income for the period. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the year ended September 30, 2001 was $1,842.

         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management.


         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At September 30, 2001, the Bank had approximately $57,000 of loans classified as [] "substandard," consisting of a single first mortgage loan of approximately $52,000 on a single family residence, an unsecured consumer loan of approximately $2,000 and an auto loan of approximately $2,400. None of the loans classified as substandard are included under non-performing assets, as shown in the table on page __. At September 30, 2001, the Bank had approximately $74,000 of loans classified as [] "doubtful," consisting of a first mortgage loan of approximately $23,000 on a single family residence, a first mortgage loan of approximately $50,000 on a retirement home, and two unsecured consumer loans of approximately $500 and $1,000. The entire balance of each of the loans classified as [] doubtful is included under non-performing assets, as shown in the table on page __. At September 30, 2001, the Bank had no loans classified as "loss."

         As of September 30, 2001, three of the corporate bonds held in the Bank's held to maturity portfolio, with an aggregate original value of $550,000 and an aggregate book value at September 30, 2001 of approximately $542,000, had been downgraded to below investment-grade status. The investment rating of each has fallen below the "BBB" rating. The Bank considers these three bonds as classified assets because each bond had a market value loss at September 30, 2001. The Bank has classified a portion of each bond, equal to the market value, as "substandard." The aggregate market value of the bonds at September 30, 2001 was $488,000. The Bank has classified the market value loss portion as " [] doubtful," and that amount totaled $54,000 at September 30, 2001. See Business of Mt. Troy Savings Bank -Securities Portfolio for more information about these classified assets.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects the Bank's evaluation of the losses known and inherent in its loan portfolio that are both probable and reasonable to estimate[] associated both with lending activities and particular problem assets. The Bank maintains the allowance through provisions for loan losses that are charged to income in the period they are established. The Bank charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         The Bank's evaluation of the [] appropriate amount to provide for loan losses includes separate review of all loans on which the collectibility of principal may not be reasonably assured. The Bank evaluates all classified loans individually and bases its determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan. Larger loans, which would generally include multi-family mortgages, other commercial real estate loans and construction loans, are also generally evaluated for impairment individually. The Bank also segregates loans by loan category as part of its allowance evaluation, and evaluates homogenous loans as a group.

         Although there may be other factors that also warrant consideration in maintaining an allowance at a level sufficient to provide for probable and reasonably estimable losses, the Bank considers the following factors in connection with its determination of appropriate loss factors and as part of its overall evaluation of the allowance for loan losses:

        o         its historical loan loss experience;
        o         [] internal analysis of credit quality;
                  ===
        o         general levels of non-performing loans and [] delinquencies;
                                                             ===

          o    changes in loan concentrations by loan category;
          o    [] current estimated collateral values;
               === =======
          o    peer group information;
          o    evaluation  of  credit  quality   conducted  in  bank  regulatory
               examinations; and
          o    [] economic and market trends impacting the Bank's lending area.


         In  recent   years,   the  Bank's   charge-offs   have  been  low  and,
consequently, additions to the allowance have been more reflective of other factors.


         This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. [] Future additions to the allowance for loan losses [] may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OTS as an integral part of its examination process, periodically reviews the Bank's loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require the Bank to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on its review of information available at the time of the examination, which would negatively affect the Bank's earnings.


         It is the Bank's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Bank maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated:


                                                             At
                                                        September 30,
                                                ----------------------------
                                                   2001               2000
                                                  ------             ------

Allowance balance (at beginning of period)..    $ 152,895          $ 152,245
                                                ---------          ---------
Provision for loan losses...................       18,000             18,000
                                                ---------          ---------
Charge-offs:
  First mortgage............................            -              9,295
  Home equity and second mortgage...........            -                  -
  Consumer..................................        4,917              8,055
                                                ---------          ---------

Total charge-offs...........................        4,917             17,350
Recoveries:
          =
  First mortgage............................          136                  -
                                                ---------          ---------
Total recoveries............................          136                  -
                                                ---------          ---------
Net (charge-offs) recoveries................       (4,781)           (17,350)
                                                ---------          ---------
Allowance balance (at end of period)........    $ 166,114          $ 152,895
                                                =========          =========

Total loans outstanding.....................   $40,569,879       $37,772,462
                                               ===========       ===========
Average loans outstanding...................   $38,776,998       $36,817,264
                                               ===========       ===========

Allowance for loan losses as a percent of total loans

   outstanding........................................   0.41%      0.40%
                                                      =======    =======
Net loans charged off as a percent of average loans
   outstanding........................................   0.01%      0.05%
                                                      =======    =======


         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Bank's allowance for loan losses by collateral and the percent of loans in each category to total loans receivable, net, at the dates indicated. Management determines the allocation of the Bank's allowance for loan losses based on its assessment of the risk characteristics of each loan category. The change in allocation of the allowance from period to period also reflects the relative balances at year end of each loan category. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The allocation is subject to change as management's assessment of the risk characteristics of each loan category may change from time to time.

                                                            At September 30,
                                          -------------------------------------------------
                                                 2001                       2000
                                          ------------------------   ----------------------
                                                       Percent of               Percent of
                                                         Loans to                Loans to
                                           Amount      Total Loans    Amount    Total Loans
                                           ------      -----------    ------    -----------
At end of period allocated to:
First mortgage..........................   $144,213        90.05%     $ 90,931     89.16%
Home equity and second mortgage.........     14,470         7.76        19,173      8.42
Consumer................................      7,431         2.20        42,791      2.42
                                           --------        -----      --------    ------
Total allowance.........................   $166,114       100.00%     $152,895    100.00%
                                           ========       ======      ========    ======

Investment Activities

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets, including United States Government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

         The Bank does not currently use or maintain a trading account. Debt and equity securities not classified as "held to maturity" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. The Bank consults with an outside investment advisor in managing its investment portfolio.

         All of the Bank's securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, the Bank's liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on the Bank's credit and interest rate risk and risk-based capital is also considered. The Bank purchases securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

         The investment policy of the Bank, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Bank's lending activities. Generally, the Bank's investment policy is to invest funds in various categories of securities and maturities based upon the Bank's liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. The Board of Directors reviews the Bank's securities portfolio on a monthly basis.

         The Bank's securities classified as held to maturity totaled approximately $2.5 million at September 30, 2001, and consisted primarily of approximately $900,000 in municipal obligations and approximately $1.4 million corporate bond obligations. The Bank's securities classified as available-for-sale totaled $2.4 million at September 30, 2001, including approximately $795,000 in municipal obligations. See Notes B, C, D and E of the notes to the financial statements.

         The Bank does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Bank does not invest in securities which are not rated investment grade.

         The various obligations held in the Bank's securities portfolio have varying characteristics as to rate, maturity and call provisions. Callable securities totaled approximately $2.1 million at September 30, 2001, and the Bank's investment yield could be reduced if these securities are called prior to maturity.

         Mortgage-backed Securities. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities secured by one- to four-family mortgages.

         The mortgage originators use intermediaries (generally United States Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as the Bank receiving the principal and interest payments on the mortgages. Such United States Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The Bank's mortgage-backed securities consist primarily of securities issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

         At September 30, 2001, the Bank's mortgage-backed securities totaled $542,000. For information regarding the maturities of the Bank's mortgage-backed securities, see Notes C and E of the notes to the financial statements.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with and without prepayment penalties.


         Other Securities. Other securities held by the Bank at September 20, 2001 consist of equity securities including FHLMC/FNMA stock totalling approximately $380,000, a mortgage securities mutual fund [] investment totalling approximately $281,000 and a $312,600 investment in FHLB of Pittsburgh common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of Pittsburgh, ownership of FHLB of Pittsburgh common shares is required. The mortgage securities mutual fund is composed of FHLMC, FNMA, GNMA mortgage-backed related securities and U.S. Treasury obligations, and is considered a prudent investment because the underlying mortgages are high quality, the shares owned are liquid and the income generates a sufficient return on assets within acceptable risk limitations. The other equity securities provide diversification and complement the Bank's overall investment strategy.


Securities Portfolio

         The following table sets forth the carrying value of the Bank's securities portfolio at the dates indicated.

                                                              At September 30,
                                                        ------------------------
                                                             2001         2000
                                                            ------       -----
Securities Held to Maturity:
---------------------------

[] Mortgage []-backed securities.....................    $   []       $   []
===          =====================                             ===
                                                           223,531       299,266
                                                           =======       =======

Municipal bonds......................................      907,837       496,694
Corporate bonds......................................    1,385,874     1,191,706
                                                         ---------     ---------
  Total Securities held to maturity..................    2,517,242     1,987,666
                                                         ---------     ---------

Securities available for sale (at fair value):

U.S. Government and government agency obligations....      200,702       511,895
[] Mortgage []-backed securities.....................      316,831       380,379
===          ========================================
Municipal bonds......................................      795,209     1,024,653
Mortgage securities mutual fund......................      264,223       340,478
Certificates of deposit..............................      414,444       593,561
FHLMC/FNMA stock.....................................      384,818       108,126
                                                        ----------    ----------
 Total securities available for sale.................    2,376,227     2,959,092
                                                         ---------     ---------
 Total...............................................   $4,893,469    $4,946,758
                                                         =========     =========


         As of September 30, 2001, three of the corporate bonds held in the Bank's held to maturity portfolio, with an aggregate original value of $550,000 and an aggregate book value at September 30, 2001 of approximately $542,000, had been downgraded to below investment-grade status. Because all scheduled payments have been made on time and no interest payments have been missed and because management has determined that the market value loss on these bonds should not been considered other than temporary, the decline in market value resulting from the downgrade is not reflected in the Bank's financial statements.
 Set forth below is the information related to these bonds as of September 30, 2001.

Issuer                 Rating   Maturity Date    Book Value  Market Value  Market Loss
------                 ------   -------------    ----------  ------------  -----------
Greentree Financial       B-       9/26/02       $198,079      $189,000      $ 9,079
Freeport McMoran          B+       2/15/08        246,404       210,000       36,404
Sola International        BB       3/15/08         97,923        89,000        8,923

         Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolio at September 30, 2001. Average yields on tax exempt obligations have not been computed on a tax equivalent basis. Securities with no maturity date (mutual funds and FHLMC/FNMA stock) have not been included in the following table.

                                                               At September 30, 2001
                   -----------------------------------------------------------------------------------------------------------------
                   One Year or Less  One to Five Years  Five to Ten Years  More than Ten Years     Total Investment Securities
                   ----------------  -----------------  -----------------  -------------------  ------------------------------------
                   Carrying Average  Carrying  Average  Carrying   Average  Carrying   Average  Carrying       Average       Market
                     Value   Yield    Value     Yield    Value      Yield     Value     Yield    Value          Yield        Value
                   -------- -------  --------  -------  --------   -------  --------   -------  -------        -------       ------
                                                      (Dollars in thousands)

U.S. government
  agency
  securities......  $    -    0.00%  $    -      0.00%  $     -      0.00%  $  []201     6.57%   $[]201          6.57%       $  201
                                                                              ======             ======
Mortgage-backed
    securities....       -    0.00       38      8.40     [] 79      8.97     [] 423     8.00    [] 540          8.17           543
                                                          == ==              === ===             ======
Corporate bonds...     448    6.81      292      6.28       546      7.84        100     7.00     1,386       [] 7.12         1,334
                                                                                                              =======
Municipal bonds...       -    0.00        -      0.00    [] 679      4.81    []1,024     5.21   []1,703          5.05         1,716
                                                         ======              =======            =======
[] Mortgage
    securities
    mutual fund ..     264    5.85        -      0.00         -      0.00          -     0.00       264          5.85           264
==================

Certificates
  of deposit......     100    7.10   [] 314      6.84         -      0.00          -     0.00    [] 414          6.90           414
                                     ======                                                      ======

FHLMC/FNMA Stock..     385    1.23        -      0.00         -      0.00          -     0.00       385          1.23           385
==================  ------           ------              ------             --------             ------                     -------

  Total...........  $1,197   4.83%   $[]644      6.68%   $1,304      6.33%  $[]1,748     6.14%   $4,893          5.94%       $4,857
                    ======           ======     =====    ======     =====   ========    =====    ======                      ======


Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the FHLB) are also periodically used to supplement the amount of funds for lending and investment. At September 30, 2001, the Bank had no borrowings.

         Deposits. The Bank's current deposit products include certificates of deposit accounts ranging in terms from three months to five years as well as checking, savings, money market, club accounts and individual retirement accounts ("IRAs"). Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate. A majority of deposits are in fixed-term, market-rate certificate accounts.

         Deposits are obtained primarily from residents of Allegheny County. The Bank uses traditional methods of advertising to attract new customers and deposits, including print media, direct mail and inserts included with customer statements. The Bank does not utilize the services of deposit brokers. The Bank occasionally offers premiums or incentives for opening accounts.

         The Bank pays interest on its deposits which are generally competitive in its market. The determination of interest rates is based upon a number of factors, including: (1) the Bank's need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) the Bank's current cost of funds and its yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB. Interest rates are reviewed and set by the President and the Board of Directors at semi-monthly meetings.

         The Bank has a majority percentage of certificates of deposit in its deposit portfolio (55.5% at September 30, 2001). The Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. However, the need to retain these time deposits could result in an increase in the Bank's cost of funds.

         Deposits in the Bank as of September 30, 2001, were represented by various types of savings programs described below.

                                                       Balance at        Percentage of
Category                       Interest Rate(1)   September 30, 2001    Total Deposits
--------                       ----------------   ------------------    --------------

NOW Accounts (2)                    2.21%            $ 6,415,613                16.4%
Savings Accounts                    3.29              10,846,583                27.8

Certificates of Deposit(3):
3.00-3.99%                          3.30                  85,418                 0.2
4.00-4.99%                          4.42               5,947,183                15.2
5.00-5.99%                          5.40               5,671,534                14.6
6.00-6.99%                          6.22               7,953,139                20.4
7.00-7.99%                          7.29               2,118,188                 5.4
                                                     -----------              ------
                                                     $39,037,658              100.00%
                                                     ===========              ======

---------------
(1)  Weighted average rate as of September 30, 2001.
(2)  Includes money market accounts.
(3) Includes jumbo certificates of deposit of $4.6 million. See table of maturities of certificates of deposit of $100,000 or more.

         The following table sets forth the aggregate maturities of certificates of deposit at September 30, 2001.


                  2002................         $ 11,977,015
                  2003................            5,942,341
                  2004................            1,984,874
                  2005................              985,093
                  2006................              886,139
                                               ------------
                    Total                      $ 21,775,462
                                               ============

         The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2001.


                                                           Certificates
        Maturity Period                                      of Deposit
        ---------------                                      ----------
        Within three months....................             $   905,000
        Three through six months...............                 524,184
        Six through twelve months..............                 417,250
        Over twelve months.....................               2,722,472
                                                              ---------
                                                             $4,568,906
                                                             ==========

         Borrowings. Deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. The Bank, as the need arises or in order to take advantage of funding opportunities, borrows funds in the form of advances from the FHLB to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the Bank's stock in the FHLB and a portion of the Bank's residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S.

Government. The Bank has a line of credit for $4.0 million from the FHLB, maturing February 27, 2002 with an interest rate of 3.56% at September 30, 2001. The Bank had draws of $0 and $1,450,000 on this line of credit at September 30, 2001 and 2000, respectively. See Note J of the notes to the financial statements.

         The following table sets forth certain information regarding Bank's borrowed funds.


                                                     Year Ended September 30,
                                                  ------------------------------
                                                       2001            2000
                                                  --------------  -------------
FHLB Advances:
Average balance outstanding......................   $ 128,000      $2,151,000
Maximum amount outstanding
  at any month-end during the period.............     650,000       3,150,000
Balance outstanding at end of period.............           -       1,450,000
Weighted average interest rate
  during the period..............................        6.25%           5.95%
Weighted average interest rate
  at end of period...............................           -%           6.77%

Subsidiary Activity

         The Bank is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank has one subsidiary, which is not active.

Personnel

         As of September 30, 2001, the Bank had nine full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.

Properties and Equipment

         The Bank's main office is located at 2000 Mt. Troy Road, Pittsburgh, Pennsylvania. The Bank also conducts its business through a full-service branch office located at 1930 Spring Garden Avenue, Pittsburgh, Pennsylvania. The Bank's branch office is located inside a Shop'n Save supermarket. The Bank uses an outside service company for its data processing.

         The following table sets forth the location of the Bank's main office and branch office, the year the offices were opened and the net book value of each office and its related equipment.


                                                                  Net Book
                          Year Facility        Leased or          Value at
Office Location               Opened             Owned       September 30, 2001
---------------               ------             -----       ------------------

Main Office                    1973              Owned            $231,000
Branch Office                  1976             Leased            $ 12,000

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at September 30, 2001 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of the Bank and Reserve Bancorp, Inc. after the conversion. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. The Bank and Reserve Bancorp, Inc. operate in a highly regulated industry. The U.S. government could adopt regulations or enact laws which restrict the operations of the Bank and/or Reserve Bancorp, Inc. or impose burdensome requirements upon one or both of them. This could reduce the profitability of the Bank and Reserve Bancorp, Inc. and could impair the value of the Bank's franchise which could hurt the trading price of Reserve Bancorp, Inc. common stock.

Financial Modernization Legislation

         The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "GLB Act") repealed the prohibitions against bank affiliations with securities and insurance firms. The GLB Act authorizes qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The GLB Act defines financial in nature to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities, and activities that the Federal Reserve Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

         The GLB Act repeals the "unitary savings and loan holding company exemption" from the restrictions imposed by the Home Owners' Loan Act on the business activities of savings and loan holding companies. As a result, any savings and loan holding company formed after May 4, 1999, such as Reserve Bancorp, Inc., will be subject to statutory and regulatory restrictions on its business activities. See Regulation - Regulation of Reserve Bancorp, Inc. - Activities Restrictions.

         In addition, the GLB Act imposes significant new financial privacy obligations and reporting requirements on all financial institutions, including federal savings banks. Specifically, the statute, among other things, requires financial institutions (a) to establish privacy policies and disclose them to customers both at the commencement of a customer relationship and on an annual basis and (b) to permit customers to opt out of a financial institution's disclosure of financial information to nonaffiliated third parties. The federal financial regulators, including the OTS, have promulgated final regulations implementing these provisions, which became effective July 1, 2001.

         Furthermore, the GLB Act also enacts significant changes to the Federal Home Loan Bank System. The GLB Act expands the permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri- businesses. The GLB Act also makes membership in a regional Federal Home Loan Bank voluntary for federal savings banks.

Regulation of Reserve Bancorp, Inc.

         General. Upon completion of the conversion, Reserve Bancorp, Inc. will become a savings and loan holding company within the meaning of Section 10(o) of the Home Owners' Loan Act. Reserve Bancorp, Inc. will be required to register as a savings and loan holding company and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Reserve Bancorp, Inc. and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to the Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of you, as stockholders of Reserve Bancorp, Inc.

         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, Reserve Bancorp, Inc. will not be a grandfathered unitary savings and loan holding company under the GLB Act following the conversion. As a result, Reserve Bancorp, Inc. and its non-savings institution subsidiaries, if any exist in the future, will be subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the GLB Act, the nonbanking activities of Reserve Bancorp, Inc. will be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of the Bank unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. Reserve Bancorp, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Reserve Bancorp, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of Reserve Bancorp, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

Regulation of Mt. Troy Savings Bank


         General. As a federally chartered, SAIF-insured savings bank, Mt. Troy Savings Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. Mt. Troy Savings Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the [] level of the allowance for loan losses.

         The OTS regularly examines Mt. Troy Savings Bank and prepares reports to Mt. Troy Savings Bank's Board of Directors on deficiencies, if any, found in its operations. Mt. Troy Savings Bank's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of Mt. Troy Savings Bank's mortgage documents.

         Mt. Troy Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on Reserve Bancorp, Inc. and Mt. Troy Savings Bank, and their operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund (the "BIF") insures the deposits of commercial banks and the SAIF ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The FDIC has set the annual deposit insurance assessment rates for SAIF-member institutions for the first six months of 2000 at 0% of insured deposits for well-capitalized institutions with the highest supervisory ratings to .027% of insured deposits for institutions in the worst risk assessment classification. The assessment rate for most savings institutions, including Mt. Troy Savings Bank, is currently 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For Mt. Troy Savings Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance.

         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain nonwithdrawable accounts and pledged deposits of mutual savings banks. Mt. Troy Savings Bank does not have any nonwithdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and nonmortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "nonincludable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and Mt. Troy Savings Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Prompt Corrective Regulatory Action. Under the OTS Prompt Corrective Action regulations, the OTS is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within forty-five days of the date an institution receives notice that it is"undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as Mt. Troy Savings Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations.

         Mt. Troy Savings Bank will be required to file a capital distribution notice or application with the OTS before paying any dividend to Reserve Bancorp, Inc. However, capital distributions by Reserve Bancorp, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. Mt. Troy Savings Bank met the QTL test as of September 30, 2001 and in each of the last twelve months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including Mt. Troy Savings Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch by Mt. Troy Savings Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS. Mt. Troy Savings Bank received a "satisfactory" overall rating in its most recent CRA examination.

         Federal Home Loan Bank System. Mt. Troy Savings Bank is a member of the FHLB of Pittsburgh, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, Mt. Troy Savings Bank is required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         Reserve Bancorp, Inc. may exclude from its income 100% of dividends received from Mt. Troy Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         Mt. Troy Savings Bank's federal income tax returns have not been audited by the IRS during the past five years.

State Taxation

         Pennsylvania imposes an income tax of approximately 11.5% of net income as computed under generally accepted accounting principles.

         Mt. Troy Savings Bank's state income tax returns have not been audited during the past five years. For additional information, see Note L of the notes to the financial statements.

                                   MANAGEMENT

Directors and Officers of the Bank

         The Bank's Board of Directors is composed of five members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Reserve Bancorp, Inc.'s proposed articles of incorporation and bylaws require that directors be divided into four classes, as nearly equal in number as possible, with approximately one-quarter of the directors elected each year. Reserve Bancorp, Inc. will have the same directors as the Bank. The Bank's and Reserve Bancorp, Inc.'s officers are elected annually by the Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and officers of the Bank, all of whom will continue to serve in the same capacities at the Bank after the conversion.

                             Age at                                                       Current
                         September 30,                                   Director          Term
              Name            2001                      Position           Since        Expires (1)
------------------------      ----         -------------------------- --------------    -----------
David P. Butler                63          Chairman                        1975            2002
Louis J. Slais                 81          Vice Chairman                   1976            2003
Richard A. Sinewe(2)           61          President and Director          1996            2004
Fred L. Maitz, Jr.             53          Director                        1986            2004
Robert B. Shust(2)             63          Secretary and Director          1992            2002
Timothy Schneider              41          Director                        2002            2002
Robert B. Kastan (2)           41          Treasurer/Controller            N/A              N/A
Debra S. Lafferty (3)          42          Vice President - Lending        N/A              N/A
Diane L. Edgar (3)             40          Assistant Vice President        N/A              N/A
                                           and Assistant Secretary
Celeste P. Templin (3)         46          Assistant Vice President        N/A              N/A

-------------------
(1) The terms for directors of Reserve Bancorp, Inc. will be the same as those of the Bank, except that Mr. Butler's term will expire in 2005.
(2)  Such individual will also serve as an officer of Reserve Bancorp, Inc.
(3) Such individual will continue as an officer of the Bank but will not be an officer of Reserve Bancorp, Inc.

         The business experience of each director and officer of the Bank is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

         David P. Butler has been a director of the Bank since 1975 and has served as Chairman since 1994. He was a senior engineer with Westinghouse Electric Corp until his retirement in 1997.

         Louis J. Slais has been a director of the Bank since 1976 and serves as Vice Chairman. He is retired. Prior to his retirement, Mr. Slais was the president of the Pittsburgh Brewing Company.

         Richard A. Sinewe has been President of the Bank since 1994. He has served as a director of the Bank since 1996. Mr. Sinewe has been employed by the Bank since 1989.

         Fred L. Maitz, Jr. has been a director of the Bank since 1987. He is the business manager of North Catholic High School in Pittsburgh, Pennsylvania.

         Robert B. Shust has been a director of the Bank since 1992 and serves as Secretary and Vice Chairman of the Bank. He is an attorney with the Tener, Van Kirk, Wolf & Moore in Pittsburgh, Pennsylvania.

         Timothy Schneider has been a director of the Bank since 2002. He is a certified public accountant and a partner with the accounting firm of Henry Rossi & Co.

         Robert B. Kastan has been the Treasurer/Controller of the Bank since 1997, and has been employed by the Bank since 1995.

         Debra S. Lafferty is the Vice President of Lending for the Bank and has been employed by the Bank since 1978.

         Diane L. Edgar has been the Assistant Vice President and Assistant Secretary of the Bank since 1999, and has been employed by the Bank since 1984.

         Celeste P. Templin is the manager of the Bank's branch office. She has served as an Assistant Vice President of the Bank since 1998, and has been employed by the Bank since 1990.

Meetings and Committees of the Board of Directors of the Bank

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board generally meets twice a month. During the year ended September 30, 2001, the Board of Directors met twenty-four times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended September 30, 2001. The Bank has a standing audit committee, as well an asset/liability management committee, a personnel committee, a lending committee, a CRA committee and a compliance committee.

Director Compensation

         Board Fees. Each director is paid a monthly fee of $775. The Chairman and Secretary receive additional yearly fees of $700. Directors do not receive compensation for attending committee meetings. The total fees paid to the directors for the year ended September 30, 2001 were approximately $40,000. Directors who also serve as employees of the Bank do not receive compensation as board members.

         Director Retirement Program ("DRP"). We have a DRP which provides retirement benefits to our directors based upon the number of years of service to the Board and after they attain the age of 65. Upon retirement, a director would receive a monthly payment for a period of time or until death. In the event there is a change in control, all directors would be entitled to receive benefits as though retirement occurred on the day prior to the change of control date.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our president for the year ended September 30, 2001. No officer received a total annual salary and bonus in excess of $100,000 during the reporting period.

                                              Annual Compensation
                                          ------------------------------
                               Fiscal                        Other Annual      All Other
Name and Principal Position    Year (1)    Salary   Bonus    Compensation    Compensation (2)
---------------------------    --------    ------   -----    ------------    ----------------
Richard A. Sinewe, President    2001      $80,000   $3,300   [] $1,800(2)        $6,677
                                                             === ==========
                                2000       75,744    3,300       1,800            6,244
                                1999       71,460    3,300       1,680            5,621

------------------
(1)[]   Consists of Bank's contribution under 401(k) Plan.
   ===
[](2)   Consists of payment in lieu of health care benefit.
======

         Change in Control/Employment Agreements. The Board of Directors may enter into an employment agreement or change in control agreement with the Bank's president and its treasurer/controller. It is anticipated that such agreements, if they are entered into, would provide that if Reserve Bancorp, Inc. or Mt. Troy Savings Bank is acquired and the officer's employment is terminated, he will receive a cash severance payment. Such severance payment would in no event exceed 2.999 times the terminated officer's prior five year average taxable compensation. The actual details of such agreements have not yet been determined. Under such agreements, if a severance payment had been made as of September 30, 2001, the payment to the president and to the treasurer/controller would have been no greater than approximately [] $229,000 and $125,000, respectively. The agreements would have a term of not more than three years and may be renewable annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion. The agreements would be terminable by the Bank for "just cause" as defined in the agreements. Any payments under the agreements would be an expense to us and would result in reductions to our net income and capital.


Employee Stock Ownership Plan

         We have established an employee stock ownership plan for the exclusive benefit of participating employees of the Bank, to be implemented after the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by the Bank in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The employee stock ownership plan intends to borrow funds from Reserve Bancorp, Inc. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Our contributions to the employee stock ownership plan are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Savings Plan. As a result, benefits payable under this plan cannot be estimated.

         The Board of Directors has appointed the non-employee directors to a committee that will administer the plan and to serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.

401(k) Savings Plan

         The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan in the first month following their 21st birthday and completion of twelve months of service to the Bank. Under the 401(k) Plan, employees may voluntarily elect to defer between 0% and 15% of compensation, not to exceed applicable limits under the Code. In calendar year 2001, employees could defer up to $10,500. In addition, the Bank may contribute an annual discretionary contribution to all participants under the 401(k) Plan. In calendar year 2001, such Bank contribution was equal to 50% of the first 6% of compensation contributed by employees to their accounts and a declared bonus award. Employee and matching contributions are immediately 100% vested under the 401(k) Plan. The 401(k) Plan will permit voluntary investments of plan assets by participants in this offering of Reserve Bancorp, Inc. common stock.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management - Employee Stock Ownership Plan.

Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and officers within one year after the conversion. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted within one year of the conversion will require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Reserve Bancorp, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plans would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         Restricted Stock Plan. Following the offering, we also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in Reserve Bancorp, Inc. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors. Any plan adopted within one year of the conversion would require the approval of a majority of our stockholders and will also be subject to various other regulatory limitations.

         We expect to contribute funds to stock programs to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the stock programs may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs.

         Restrictions on Stock Benefit Plans. OTS regulations provide that if we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, the plans must comply with the following restrictions:

o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion;
o for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital);

o the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% management recognition plan);
o no individual employee may receive more than 25% of the available awards under the option plan or a restricted stock plan;
o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;
o all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of Reserve Bancorp, Inc.'s stockholders held no earlier than six months following the conversion;
o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;

o for restricted stock plans, no stock issued in a mutual-to-stock conversion may be used to fund the plan (unless the shares have been repurchased in the open market); and

o neither stock option awards nor restricted stock awards may vest earlier than 20% per year commencing one year after stockholder approval, and vesting may be accelerated only in the case of disability or death, or if not inconsistent with applicable OTS regulations in effect at the time, in the event of a change in control.

Transactions with Management and Others

         No directors, officers or their immediate family members were engaged in transactions with the Bank or any subsidiary involving more than $60,000 (other than through a loan) during the year ended September 30, 2001. Furthermore, the Bank had no "interlocking" relationships in which (1) any officer is a member of the board of directors of another entity with an officer who is a member of the Bank's Board of Directors, or where (2) any officer is a member of the compensation committee of another entity, one of whose officers is a member of the Bank's Board of Directors.

         The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and are also made on substantially the same terms and conditions, other than a 1% discount on the interest rate paid while the person remains an employee, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features. As of September 30, 2001, the aggregate principal balance of loans outstanding to all directors and officers was approximately $339,000. The Bank periodically makes loans to Maitz Construction Company. The Construction Company is owned by the brother of Bank director Fred L. Maitz, Jr. As of September 30, 2001, the aggregate balance of the final outstanding loan to Maitz Construction was $436,000. All loans made to Maitz Construction were made on the same terms and conditions available to the general public.

                                 THE CONVERSION

         The Board of Directors of Mt. Troy Savings Bank has adopted the plan authorizing the conversion and the offering, subject to the approval of the OTS and of the members of the Bank and the satisfaction of certain other conditions. OTS approval does not constitute a recommendation or endorsement of the plan by the OTS.

General

         On November 7, 2001, the Board of Directors of Mt. Troy Savings Bank adopted the plan of conversion and stock issuance, pursuant to which the Bank proposes to reorganize from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly owned subsidiary of Reserve Bancorp, Inc. Concurrently with the conversion, Reserve Bancorp, Inc. will sell its common stock in the offering to the Bank's members and, if necessary, the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the conversion and offering. After we receive all the required approvals from the government agencies that regulate us, the approval of the plan by the Bank's members and the satisfaction of all other conditions precedent to the conversion, the Bank will effect the conversion by exchanging its federal mutual savings institution charter for a federal stock savings institution charter and becoming a wholly owned subsidiary of Reserve Bancorp, Inc., and having the depositors of the Bank receive liquidation interests in the federal stock savings institution as they have in the Bank before the conversion. See The Conversion - Description of the Conversion. On the effective date, Reserve Bancorp, Inc. will commence business as Reserve Bancorp, Inc., a savings and loan holding company, and the Bank will commence business as a federally chartered stock savings bank. The conversion will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.

         For additional information concerning the offering, see The Offering.

Purposes of the Conversion

         The Board of Directors of Mt. Troy Savings Bank has determined that the conversion is in the best interest of the Bank and has several business purposes for the conversion.

         The conversion will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Bank as a capital stock savings institution subsidiary of Reserve Bancorp, Inc. will permit Reserve Bancorp, Inc. to issue stock, which is a source of capital not available to mutual savings institutions. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any opportunities, Reserve Bancorp, Inc. will be in a position after the conversion and offering, subject to regulatory limitations and Reserve Bancorp, Inc.'s financial position, to take advantage of any acquisition, merger or diversification opportunities that may arise.

         Reserve Bancorp, Inc. is offering for sale its common stock in the offering at an aggregate price based on an independent appraisal. The proceeds from the sale of common stock of Reserve Bancorp, Inc. will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The ability of Reserve Bancorp, Inc. to sell stock also will enable Reserve Bancorp, Inc. and the Bank to increase capital in response to the changing capital requirements of the OTS. While the Bank currently meets or exceeds all regulatory capital requirements, the sale of stock in connection with the conversion, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the conversion and offering, Reserve Bancorp, Inc. may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Bank's future capital position.

         The ability of Reserve Bancorp, Inc. to issue stock will enable it in the future to establish stock benefit plans for management and employees of Reserve Bancorp, Inc. and the Bank, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         Reserve Bancorp, Inc. will also be able to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any borrowings or debt issuance may be contributed to the Bank as core capital for regulatory capital purposes. Reserve Bancorp, Inc. has not made a determination to borrow funds or issue debt at the present time.

Description of the Conversion

         After receiving all of the required approvals from the government agencies that regulate us and the ratification of the plan of conversion by the Bank's members, the conversion will be completed. After the conversion, the legal existence of the Bank will not terminate, the converted stock bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Bank. The Bank will possess, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

         The foregoing description of the conversion is qualified in its entirety by reference to the plan and the charter and bylaws of the Bank and Reserve Bancorp, Inc. to be effective after the conversion.

Effects of the Conversion

         General. The conversion will not have any effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the conversion, the Bank will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the conversion will continue as an account holder in the Bank after the conversion, and the conversion will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The conversion will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the conversion. See The Conversion - Effects of the Conversion - Voting Rights and - Liquidation Rights below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of the Bank.

         Voting Rights. As a federally chartered mutual savings institution, the Bank has no authority to issue capital stock and thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank. The Directors are elected by the Bank's members. Holders of qualifying deposits in the Bank are members of the Bank. In the consideration of all questions requiring action by members of the Bank, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Each borrower as of January 1, 1993 has one vote for the period of time that such borrowing is in existence. No member may cast more than 1,000 votes.

         After the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Tax Effects. We have received an opinion from our counsel, Malizia Spidi & Fisch, PC, on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides that:

          o the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion;
          o no gain or loss will be recognized by us upon the receipt of money from Reserve Bancorp, Inc. for our stock, and no gain or loss will be recognized by Reserve Bancorp, Inc. upon the receipt of money for the shares;
          o no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; and

          o provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of the shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights []. The receipt of subscription rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to the market value of such subscription rights, if any.


         The Board of Directors has received a valuation analysis from FinPro which concludes that the subscription rights will not have any market value at the time the rights are distributed or at the time the shares are purchased. FinPro's analysis is based on the fact that the subscription rights:

          o    are given to the recipients without payment;
          o    may not be sold or transferred;
          o    are good only for a short time; and
          o give the recipients only the right to purchase shares at a price equal to the estimated fair market value, which will be the same price at which shares would be sold in a community offering or public offering, if such an offering occurs.

[] We are also subject to Pennsylvania income taxes and have received an opinion from Malizia Spidi & Fisch, PC that the conversion will be treated for Pennsylvania state tax purposes similar to the treatment of the conversion for federal tax purposes.

         Unlike a private letter ruling from the IRS, the opinions of Malizia Spidi & Fisch, PC and the valuation analysis of FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions or analyses would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders,
Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value. []


         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to share in a distribution of our assets, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Bank's plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The liquidation account will be maintained as a separate account at Mt. Troy Savings Bank.

         Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account held in us on the qualifying date, September 30, 2000. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, December 31, 2001. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date of the Bank (September 30) is less than the amount in the liquidation account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account were closed. Decreases in deposit accounts on any annual closing date will be reflected by a corresponding decrease in the amount held in the liquidation account. An individual's interest in and the total amount held in the liquidation account will never be increased despite any increase in deposit accounts after the respective qualifying dates.

         The Bank's plan of conversion requires the liquidation account to be established in an amount equal to its net worth as of the latest practicable date prior to conversion, which will most likely be the net worth disclosed in the financial statements included in this prospectus. At September 30, 2001, this amount was approximately $5.2 million.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which the Bank, in its converted form, is not the surviving institution, shall be considered a complete liquidation. In these transactions, the liquidation account shall be assumed by the surviving institution.

Accounting Consequences

         The conversion will be accounted for in a manner similar to a pooling-of-interests under GAAP. This means that the carrying value of the Bank's assets, liabilities, and capital will be unaffected by the conversion and will be reflected in Reserve Bancorp, Inc.'s and the Bank's financial statements based on their historical amounts.

Conditions to the Conversion

         Before we can complete the conversion, we must receive all the required approvals or non-objections from the OTS. The receipt of these approvals or non-objections from the OTS does not constitute a recommendation or endorsement of the plan or conversion by the OTS. Completion of the conversion also is subject to ratification of the plan by a majority of the total votes of depositors at a special meeting called for the purpose of approving the plan. The Board of Directors may decide to complete the conversion without forming a holding company.

Amendment or Termination of the Plan of Conversion

         If determined to be necessary or desirable by the Board of Directors of the Bank, the plan may be amended by a two-thirds vote of the Bank's Board of Directors, with the concurrence of the OTS, at any time prior to or after submission of the plan to members of the Bank for ratification. The plan may be terminated by the Board of Directors of the Bank at any time prior to or after ratification by the members, by a two-thirds vote with the concurrence of the OTS.

                                  THE OFFERING

General


         Concurrently with the conversion, we are offering between a minimum of [] 501,500 shares and an anticipated maximum of [] 678,500 shares of common stock in the offering (subject to adjustment to up to [] 780,275 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, eastern time, on March __, 2002 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.


         Subscription funds may be held by Mt. Troy Savings Bank for up to 45 days after the last day of the subscription offering in order to complete the conversion and offering and thus, unless waived by Mt. Troy Savings Bank, all orders will be irrevocable until May __, 2002. In addition, the conversion and offering may not be completed until Mt. Troy Savings Bank receives approval from the OTS. Approval by the OTS is not a recommendation of the conversion or offering. Completion of the conversion and offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the conversion and offering are not completed by May __, 2002, 12:00 noon, eastern time, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at Mt. Troy Savings Bank's regular savings account rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and if we do, orders for common stock already submitted would be canceled.

           In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the conversion and offering, subscription funds received by Mt. Troy Savings Bank will be invested only in investments permissible under Rule 15c2-4.

Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on September 30, 2000 with deposits of at least $50.00);

o    the employee stock ownership plan;

o Supplemental Eligible Account Holders (depositors at the close of business on December 31, 2001 with deposits of at least $50.00); and


o Other Members: depositors as of [] January 31, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on [] January 31, 2002.

         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a public offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve [] a wide distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled or the shares have been exhausted. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

[]Subscription Offering


         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering; subject to the overall limitations described under " - Limitations on Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account

Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on September 30, 2000, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in Mt. Troy Savings Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on December 31, 2001, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.


         Priority 4: Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each Other Member (depositors as of [] January 31, 2002 and borrowers as of January 1, 1993 who continue as borrowers as of the close of business on
[] January 31, 2002) who is not an Eligible or Supplemental Eligible Account Holder shall have the opportunity to purchase up to 12,500 shares, or $125,000, of common stock offered in the subscription offering, subject to the overall limitations described under "- Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares

(or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which Mt. Troy Savings Bank members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares under the plan reside in that state or foreign country; or

o the offer or sale of shares of common stock to these persons would require us or Mt. Troy Savings Bank or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in that state or foreign country; or

o registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions  on Transfer of Subscription  Rights and Shares.  The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

         Reserve Bancorp, Inc. and Mt. Troy Savings Bank will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

         Expiration Date. The subscription offering will expire at 12:00 noon, eastern time, on March __, 2002, unless it is extended, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.

Community Offering and Public Offering


         Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person (or persons though a single account) may purchase in the community offering is 12,500 shares, or $125,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Allegheny County,

Pennsylvania. We will attempt to issue [] the shares in a manner that would promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

         Public Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a public offering on a best-efforts basis conducted through Trident Securities in accordance with such terms, conditions and procedures as may be determined by the Boards of Directors of Reserve Bancorp, Inc. and Mt. Troy Savings Bank. A syndicate of broker-dealers (selected dealers) may be formed to assist in the public offering. A public offering, if we conducted one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.


         Orders received in connection with the public offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the public offering will be sold at the same price as all other shares in the subscription offering. A public offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the public offering. No person (or persons through a single account) will be permitted to purchase more than 12,500 shares, or $125,000, of common stock in the [] public offering.

         The date by which orders must be received in the [] public offering will be set by us at the time the [] public offering commences; but if the [] public offering is extended beyond May __, 2002, each purchaser will have the opportunity to maintain, modify, or rescind his order. In that event, all funds received in the [] public offering will be promptly returned with interest to each purchaser unless he requests otherwise.


Limitations on Purchases of Stock

         The following additional limitations have been imposed on purchases of shares of common stock:


          1. The maximum number of shares [] which may be purchased in the offering by any [] individual (or individuals through a single account) shall not exceed 12,500 shares, or $125,000. This limits applies to stock purchases in total in the subscription, community and public offerings.

          2. The maximum number of shares [] that may be purchased by any individual (or individuals through a single account) together with any associate or group of persons acting in concert [] is 15,000 shares. This limits applies to stock purchases in total in the subscription, community and public offerings. This limit does not apply to the Bank's employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

          3. The maximum number of shares [] which may be purchased in all categories in the offering by officers and directors of Mt. Troy Savings Bank and their associates in the aggregate shall not exceed 35% of the total number of shares [] issued in the offering.

          4.   The minimum order is 25 shares [].

          5. If the number of shares [] otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares [] allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).


          6. Depending on market or financial conditions, the Board of Directors of Mt. Troy Savings Bank, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If Reserve Bancorp, Inc. increases the maximum purchase limitations, Reserve Bancorp, Inc. is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of Reserve Bancorp, Inc., resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the Employee Stock Ownership Plan's subscription up to 8% of the adjusted maximum; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the other member level, to fill unfilled subscriptions of other members exclusive of the adjusted maximum; (e) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and
               (f) to fill orders received in the public offering exclusive of the adjusted maximum.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. Reserve Bancorp, Inc. or Mt. Troy Savings Bank and/or its agents may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. The Board of Directors has the right to reject any order submitted by a person whose representations it believes are untrue or who it believes is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, directors of Mt. Troy Savings Bank are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board.


          11. In addition, in any community offering or public offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the conversion in a manner that will achieve [] a wide distribution of the stock, and thereafter any remaining shares will be allocated in on equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.


         The term "associate" of a person is defined in the plan to mean:


          (1) any corporation or organization other than Mt. Troy Savings Bank or a majority-owned subsidiary of Mt. Troy Savings Bank of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan; [] or


          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person or who is a director or officer of Mt. Troy Savings Bank, or any of its parents or subsidiaries. For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.


         The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to its attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses.


         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of Mt. Troy Savings Bank. For certain restrictions on the common stock purchased by directors and officers, see The Offering - Restrictions on Transferability by Directors and Officers. In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to Mt. Troy Savings Bank a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the conversion. All subscription rights under the plan will expire on the expiration date, whether or not Mt. Troy Savings Bank has been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without the consent of Mt. Troy Savings Bank.

         If a stock order form:

o is not delivered and is returned to Mt. Troy Savings Bank by the United States Postal Service or Mt. Troy Savings Bank is unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the required payment, but excluding subscriptions by the employee plans; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder;

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the conversion. Payment for shares of common stock may be made

o    in cash, if delivered in person;

o    by check or money order made payable to Mt. Troy Savings Bank; or

o for shares [] subscribed for in the subscription offering, by authorization of withdrawal from savings accounts maintained with Mt. Troy Savings Bank.


         Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Mt. Troy Savings Bank, and checks received by Trident Securities will be transmitted by noon of the following business day directly to the segregated deposit account at Mt. Troy Savings Bank established to hold funds received as payment for shares.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Mt. Troy Savings Bank at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at Mt. Troy Savings Bank. Persons with IRAs maintained at Mt. Troy Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at Mt. Troy Savings Bank can be obtained from the stock information center. Depositors interested in using funds in a Mt. Troy Savings Bank IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit Mt. Troy Savings Bank from lending funds or extending credit to any person to purchase the common stock in the conversion.

         Stock Center. The stock center is located at 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212. Its phone number is (412) ___-____.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and officers may participate in the solicitation of offers to purchase common stock in jurisdictions where their participation is not prohibited. Other employees of Mt. Troy Savings Bank may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to officers of Mt. Troy Savings Bank or registered representatives of Trident Securities. No officer, director or employee of Mt. Troy Savings Bank will be compensated in connection with his or her solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, Reserve Bancorp, Inc. may not repurchase its shares unless it can show extraordinary circumstances. If extraordinary circumstances exist and if Reserve Bancorp, Inc. can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after conversion. After the first year following the conversion, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by Reserve Bancorp, Inc. and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, Reserve Bancorp, Inc. may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $24,000 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $2,400 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. Mt. Troy Savings Bank has agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by Mt. Troy Savings Bank to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.


         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of December 14, 2001, our estimated aggregate pro forma market value was [] $5,900,000. Pursuant to regulations, this estimate must be included within a range with a minimum of [] $5,015,000 and a maximum of [] $6,785,000. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of [] 678,500 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro's appraisal. The appraisal contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of September 30, 2001, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in Pennsylvania which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.


         Depending on market and financial conditions at the time of the completion of the offering, Mt. Troy Savings Bank may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than [] 501,500 shares or more than [] 780,275 shares being sold in the offering at the purchase price of $10.00, in which event Mt. Troy Savings Bank may also elect to terminate the offering. If Mt. Troy Savings Bank terminates the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than [] 501,500 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.
         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or the estimated pro forma market value of Mt. Troy Savings Bank. If the updated independent valuation increases, Reserve Bancorp, Inc. may increase the number of shares sold in the offering to up to [] 780,275 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than [] 780,275 shares or fewer than [] 501,500 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of Mt. Troy Savings Bank. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, Reserve Bancorp, Inc. may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by Mt. Troy Savings Bank. FinPro did not independently verify the financial statements and other information provided by Mt. Troy Savings Bank, nor did FinPro value independently the assets and liabilities of Mt. Troy Savings Bank. The independent valuation considers Mt. Troy Savings Bank only as a going concern and should not be considered as a indication of the liquidation value of Mt. Troy Savings Bank. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.

         A copy of the appraisal report is available for your review at our main office. In addition, the Board of Directors of Reserve Bancorp, Inc. does not make any recommendation as to whether or not the stock will be a good investment for you.


         No sale of shares of common stock may be completed unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below [] $5,015,000 or above [] $6,785,000 would be subject to OTS approval. If confirmation from FinPro is not received, Mt. Troy Savings Bank may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take other action as permitted by the OTS in order to complete the offering.


Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Trident Securities will be working at, and supervising the operation of, the stock center. Trident Securities will provide assistance in responding to questions regarding the conversion and the offering and processing order forms.

         Mt. Troy Savings Bank and Reserve Bancorp, Inc. have entered into an agency agreement with Trident Securities under which Trident Securities will provide financial advisory services and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Trident Securities is a division of McDonald Investments, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Trident Securities will assist in the offering in the following manner:

o assisting in the collection of proxies from depositors for use at the Special Meeting;

o    keeping records of subscriptions and orders for common stock;

o training and educating Mt. Troy Savings Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process;

o assisting in the design and implementation of a marketing strategy for the offering;

o assisting Mt. Troy Savings Bank's management in scheduling and preparing for meetings, if any, with potential investors and broker-dealers; and

o providing other general advice and assistance as may be requested to promote the successful completion of the offering.

         Trident Securities will receive, as compensation, a management fee of $15,000, which was paid when Trident Securities was retained. Trident Securities will also receive a fee equal to 2% of the total amount of stock sold in the subscription, community and public offerings, excluding purchases by the ESOP, directors, officers and their associates and not to exceed $105,000 payable at closing. For stock sold by other NASD member firms under a selected dealer agreement if a syndicate of broker-dealers

(selected dealers) is formed to assist in the public offering, the commission paid to those firms shall not exceed an amount to be agreed upon jointly by Trident Securities and the Bank which will reflect market requirements at the time a syndicate is formed.

         Trident Securities will also be reimbursed up to $45,000 for its out-of-pocket expenses, including the fees and expenses of its legal counsel. Mt. Troy Savings Bank has agreed to indemnify Trident Securities, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See Pro Forma Data for further information regarding expenses of the offering.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by directors or officers of Mt. Troy Savings Bank cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder. To ensure this restriction is upheld, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the conversion, no director or officer of Mt. Troy Savings Bank or their associates may, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Conditions to the Offering

         Completion of the offering is subject to:

1. completion of the conversion, which requires approvals from certain government agencies, the ratification of Mt. Troy Savings Bank's voting depositor members, and the receipt of rulings and/or opinions of counsel as to the tax consequences of the conversion;

2. the receipt of all the required approvals for the issuance of common stock in the offering, including the approval of the OTS; and


3.   the sale of a minimum of [] 501,500 shares of common stock.

         If conditions 1 and 2 are not met before we complete the offering, all funds received will be promptly returned with interest at Mt. Troy Savings Bank's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of the officers and directors of Reserve Bancorp, Inc. and Mt. Troy Savings Bank will be counted for purposes of meeting the minimum number of shares required by condition 3.

              RESTRICTIONS ON ACQUISITION OF RESERVE BANCORP, INC.

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes provisions of our articles of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Statutory and Regulatory Restrictions on Acquisition

         Regulatory Restrictions Applicable for Three Years. For three years following a savings bank's conversion to stock form, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after completion of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         In the recent past, it has been the OTS's general policy to approve acquisitions in excess of 10% of the stock of converted savings banks or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the OTS has recently stated its intention to impose more stringent restrictions on the approval of acquisitions of greater than 10% in the three years after a conversion and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. If this new policy is enforced as announced, it may prevent any acquisition of control of us, whether "friendly" or hostile, for at least three years after the completion of the conversion.

         In addition, the OTS has recently begun imposing as a condition of its approval of a mutual-to-stock conversion the requirement that the converted stock bank maintain its federal stock savings bank charter for a minimum period of three years following conversion. This condition to the OTS's approval of a conversion may effectively prevent any acquisition of control of us for at least three years after the completion of the conversion by requiring any potential acquiror to maintain the Bank as a separate subsidiary.

         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings bank unless the OTS has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings bank or a savings and loan holding company without the prior approval of the OTS. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The OTS may prohibit an acquisition of control if: (1) it would result in a monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of our equity securities.

Reserve Bancorp, Inc.'s Articles of Incorporation and Bylaws

         General. Our articles of incorporation and bylaws are available at our administrative office or by writing or calling us, 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212. Our telephone number is (412) 322-6107.

         Classified Board of Directors and Related Provisions. Our Board of Directors is divided into four classes which are as nearly equal in number as possible. Directors serve for terms of four years. As a result, each year, only one-quarter of the directors are to be elected and it could take up to three years to elect a majority of our directors. A director may be removed only for cause by a vote of the holders of a majority of the shares.

         Restrictions on Voting and Acquisition of Securities. Our articles of incorporation provide that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares, and will not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The purpose of this provision is to reduce the chance that large stockholders could challenge our management.

         In addition to the voting limitation, our articles of incorporation also provide that for a period of five years from the completion of the conversion of Mt. Troy Savings Bank from mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock.

         Prohibition Against Cumulative Voting. Our articles of incorporation prohibit cumulative voting by stockholders in the election of directors. The absence of cumulative voting means that the holders of a majority of the shares voted may, if they so choose, elect all of the directors elected at the meeting, thus preventing a minority stockholder from obtaining representation on our Board of Directors unless the minority stockholder is able to obtain the support of a majority.

         Procedures for Certain Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of the shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of Reserve Bancorp, Inc. with any "interested shareholder." If the proposed transaction has been approved in advance by two-thirds of our Board of Directors who were directors prior to the time the interested shareholder became an interested shareholder, the transaction would only require the affirmative vote of a majority of the shareholders. An interested shareholder is any person who, directly or indirectly, has the right to vote or to sell 20% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders. Any amendment to this provision requires the vote of at least 80% of the shares.

         In addition to the interested shareholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of Reserve Bancorp, Inc., unless the transaction is approved by two-thirds of our Board of Directors. If the transaction is approved by two-thirds of our Board, the affirmative vote of only a majority would be required.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to restrictions on the acquisition and voting of more than 10% of the common stock; number, election and removal of directors; vote required to amend bylaws; call of special stockholder meetings; director liability; approval of certain business combinations; and indemnification of officers and directors.

         Our bylaws may be amended by a majority vote of our Board of Directors or by the holders of at least 80% of the shares.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our articles of incorporation and bylaws which have an anti-takeover effect. For example, our articles of incorporation authorize the issuance of up to two million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (our articles of incorporation authorize the issuance of up to eight million shares of common stock), also could represent additional capital required to be purchased by the acquiror.

         Furthermore, for a period of five years after the conversion, the stock charter of the Bank provides that no person can directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of securities of the Bank. In the event shares are acquired in violation of this prohibition, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

                          DESCRIPTION OF CAPITAL STOCK


         Reserve Bancorp, Inc. is authorized to issue 8,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to issue between [] 501,500 and [] 678,500 shares of common stock in the conversion, subject to an increase to
[] 780,275 shares. See Capitalization. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also Dividend Policy.

Voting Rights

         The holders of common stock will possess exclusive voting rights in Reserve Bancorp, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See also The Conversion - Effects of the Conversion - Voting Rights.

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of Reserve Bancorp, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Reserve Bancorp, Inc. (including all debts and liabilities of the Bank), all assets of Reserve Bancorp, Inc. available for distribution. See also The Conversion - Effects of the Conversion - Liquidation Rights.

Preemptive Rights; Redemption

         Because the holders of the common stock do not have any preemptive rights with respect to any shares we may issue, the Board of Directors may sell shares of capital stock of Reserve Bancorp, Inc. without first offering such shares to existing stockholders of Reserve Bancorp, Inc. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters will be passed upon for Trident Securities, a Division of McDonald Investments, Inc. by Muldoon Murphy & Faucette LLP, Washington, D.C.

                                     EXPERTS

         The financial statements of Mt. Troy Savings Bank at September 30, 2001 and 2000 and for each of the years in the two year period ended September 30, 2001 have been included in this prospectus in reliance upon the report of Stokes & Hinds, LLC, Pittsburgh, Pennsylvania, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to Mt. Troy Savings Bank setting forth its conclusion as to the estimated pro forma market value of the common stock upon the conversion and stock offering and its conclusion as to the value of subscription rights and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including Reserve Bancorp, Inc., that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         A copy of our articles of incorporation and bylaws, as well as those of the Bank, are available without charge from Mt. Troy Savings Bank. Copies of the plan of conversion are also available without charge.

         The Bank has filed an application for conversion with the OTS. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552.

                          INDEX TO FINANCIAL STATEMENTS

                              Mt. Troy Savings Bank



Independent Auditor's Report                                                 F-1

Statements of Financial Condition                                            F-2

Statements of Income                                                         F-3

Statements of Changes in Retained Earnings                                   F-4

Statements of Cash Flows                                                     F-5

Notes to Financial Statements                                                F-7



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

         Financial statements of Reserve Bancorp, Inc. have not been provided because it has conducted no operations.

                                                          [LOGO]
                                                     Stokes & Hinds, LLC

                                                Certified Public Accountants
                                                    & Business Advisors


                                                          Members:
                                            American and Pennsylvania Institutes
                                              of Certified Public Accountants
                                                 Division for CPA Firms:
                                                   SEC Practice Section



                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Mt. Troy Savings Bank, FSB


We have audited the accompanying statements of financial condition of Mt. Troy Savings Bank, FSB (the "Bank") at September 30, 2001 and 2000, and the related statements of income, changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mt. Troy Savings Bank, FSB at September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/Stokes & Hinds, LLC



October 26, 2001

Pittsburgh, PA


                                                           9401 McKnight Road
                                                        Pittsburgh, Pennsylvania
                                                             15237-6000

                                                              Phone 412-364-0590
                                                         Voice Mail 412-364-6070
                                                                Fax 412-364-6176

                                      (F-1)

                           MT. TROY SAVINGS BANK, FSB

                        STATEMENTS OF FINANCIAL CONDITION

                           September 30, 2001 and 2000


                                                                    2001           2000
                                                               ------------   ------------
                                     ASSETS

Cash and cash equivalents
      Interest bearing                                         $    796,703   $    703,391
      Non-interest bearing                                          263,253        285,217
Securities held-to-maturity (estimated fair value of
      $2,255,383 and $1,609,050)                                  2,293,711      1,688,400
Mortgage-backed securities held-to-maturity (estimated
      fair value of $225,337 and $295,259)                          223,531        299,266
Securities available-for-sale, at fair value                      2,059,396      2,578,713
Mortgage-backed securities available-for-sale, at fair value        316,831        380,379
Loans, net                                                       37,731,075     35,684,651
Federal Home Loan Bank stock, at cost                               312,600        307,300
Accrued interest receivable                                         296,496        279,904
Premises and equipment, net                                         243,760        274,341
Prepaid expenses                                                     39,327         32,355
Deferred income taxes                                                54,190         70,197
                                                               ------------   ------------
      TOTAL ASSETS                                             $ 44,630,873   $ 42,584,114
                                                               ============   ============

                        LIABILITIES AND RETAINED EARNINGS

Deposits                                                       $ 39,037,658   $ 36,010,585
Federal Home Loan Bank advances                                           -      1,450,000
Advances from borrowers for taxes and insurance                      83,372         79,553
Accrued interest payable                                            179,177        174,489
Other liabilities                                                    90,127         94,100
                                                               ------------   ------------
      TOTAL LIABILITIES                                          39,390,334     37,808,727
                                                               ------------   ------------

Commitments and contingencies

Retained earnings                                                 5,218,345      4,809,748
Accumulated other comprehensive income, net of
      applicable income taxes of $15,803 and $(24,467)               22,194        (34,361)
                                                               ------------   ------------
      TOTAL RETAINED EARNINGS                                     5,240,539      4,775,387
                                                               ------------   ------------
      TOTAL LIABILITIES AND RETAINED EARNINGS                  $ 44,630,873   $ 42,584,114
                                                               ============   ============

See accompanying notes.

                                    (F-2)

                           MT. TROY SAVINGS BANK, FSB

                              STATEMENTS OF INCOME

                     Years Ended September 30, 2001 and 2000


                                                   2001         2000
                                               ----------   ----------

INTEREST AND DIVIDEND INCOME
      Loans                                    $2,766,761   $2,718,303
      Investments                                 282,038      279,811
      Mortgaged-backed securities                  47,535       57,157
      FHLB stock                                   18,685       22,715
      Interest-earning demand deposits             45,708       43,136
                                               ----------   ----------
                                                3,160,727    3,121,122
                                               ----------   ----------
INTEREST EXPENSE
      Deposits                                  1,687,719    1,516,512
      Advances from Federal Home Loan Bank          7,920      127,644
                                               ----------   ----------
                                                1,695,639    1,644,156
                                               ----------   ----------
                 NET INTEREST INCOME            1,465,088    1,476,966

PROVISION FOR LOAN LOSSES                          18,000       18,000
                                               ----------   ----------
                 NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    1,447,088    1,458,966
                                               ----------   ----------
NONINTEREST INCOME
      Service charges and other fees              102,912       84,571
      Income from real estate rental                4,475        4,800
      Gain on sale of real estate                   7,437            -
      Gain on sale of investments                  30,782        8,543
                                               ----------   ----------
                                                  145,606       97,914
                                               ----------   ----------
NONINTEREST EXPENSE
      Compensation and benefits                   458,694      418,792
      Occupancy and equipment expense             115,163      115,978
      Federal insurance premiums                   18,840       24,936
      Service bureau expense                      100,784       97,621
      Other                                       271,659      248,196
                                               ----------   ----------
                                                  965,140      905,523
                                               ----------   ----------

                 INCOME BEFORE INCOME TAX         627,554      651,357

INCOME TAX EXPENSE                                218,957      227,280
                                               ----------   ----------
                 NET INCOME                    $  408,597   $  424,077
                                               ==========   ==========

See accompanying notes.

                                     (F-3)

                           MT. TROY SAVINGS BANK, FSB

                   STATEMENTS OF CHANGES IN RETAINED EARNINGS

                     Years Ended September 30, 2001 and 2000

                                                          ACCUMULATED
                                                             OTHER
                                           RETAINED      COMPREHENSIVE
                                           EARNINGS          INCOME          TOTAL
                                          -----------   --------------   ------------
BALANCE AT SEPTEMBER 30, 1999             $4,385,671         $(30,176)   $ 4,355,495

COMPREHENSIVE INCOME
Net income                                   424,077                -        424,077
Change in unrealized gain (loss)
      on securities available-for-sale,
      net of applicable income taxes
      of $(2,981)                                  -           (4,185)        (4,185)
                                                                         -----------

             TOTAL COMPREHENSIVE INCOME                                      419,892
                                          ----------         --------    -----------

BALANCE AT SEPTEMBER 30, 2000              4,809,748          (34,361)     4,775,387

COMPREHENSIVE INCOME
Net income                                   408,597                -        408,597
Change in unrealized gain (loss)
      on securities available-for-sale,
      net of applicable income taxes
      of $40,270                                   -           56,555         56,555
                                                                          ----------

             TOTAL COMPREHENSIVE INCOME                                      465,152
                                          ----------         --------     ----------
BALANCE AT SEPTEMBER 30, 2001             $5,218,345         $ 22,194     $5,240,539
                                          ==========         ========     ==========

See accompanying notes.

                                     (F-4)

                           MT. TROY SAVINGS BANK, FSB

                            STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2001 and 2000

                                                                    2001           2000
                                                                -----------    -----------
OPERATING ACTIVITIES
Net income                                                      $   408,597    $   424,077
Adjustments to reconcile change in net income to
      net cash provided by operating activities
      Amortization of:
           Deferred loan origination fees                           (59,678)       (52,588)
           Premiums and discounts on investment securities            2,947          1,640
      Provision for loan losses                                      18,000         18,000
      Depreciation and amortization of premises and equipment        49,915         50,558
      Net gain on sales of securities available-for-sale            (30,782)        (8,543)
      Gain on sale of real estate owned                              (7,437)             -
      (Increase) decrease in:
           Accrued interest receivable                              (16,592)       (14,913)
           Prepaid expenses                                          (6,972)         8,078
           Deferred income taxes                                    (24,263)       (23,480)
      Increase (decrease) in:
           Accrued interest payable                                   4,688         43,424
           Other liabilities                                         (3,973)         4,462
                                                                -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                           334,450        450,715
                                                                -----------    -----------
INVESTING ACTIVITIES
      Proceeds from maturities and calls of
           securities held-to-maturity                            1,050,000              -
      Proceeds from principal repayments of
           mortgage-backed securities held-to-maturity               73,949         75,543
      Purchases of securities held-to-maturity                   (1,660,000)          --
      Proceeds from sales of securities available-for-sale          453,824        126,856
      Proceeds from maturities and calls of
           securities available-for-sale                            997,000        397,000
      Proceeds from principal repayments of
           mortgage-backed securities available-for-sale             71,426         63,560
      Purchases of securities available-for-sale                   (808,250)      (100,375)
      Purchases of premises and equipment                           (19,334)       (24,114)
      Purchases of Federal Home Loan Bank stock                      (5,300)       (34,900)
      Proceeds from sale of real estate owned                        86,700           --
      Net loan originations and principal repayments on loans    (2,084,009)      (855,749)
                                                                -----------    -----------
NET CASH USED BY INVESTING ACTIVITIES                            (1,843,994)      (352,179)
                                                                -----------    -----------

See accompanying notes.

                                     (F-5)

                           MT. TROY SAVINGS BANK, FSB

                            STATEMENTS OF CASH FLOWS

                     Years Ended September 30, 2001 and 2000

                                                                 2001           2000
                                                             -----------    -----------
FINANCING ACTIVITIES
      Net decrease in FHLB advances                           (1,450,000)    (1,700,000)
      Net increase in deposits                                 3,027,073      1,879,503
      Net increase (decrease) in advances from borrowers
           for taxes and insurance                                 3,819        (12,693)
                                                             -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                      1,580,892        166,810
                                                             -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         71,348        265,346

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   988,608        723,262
                                                             -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 1,059,956        988,608
                                                             ===========    ===========


SUPPLEMENTAL DISCLOSURES

Cash paid for:
      Interest on deposits, advances, and other borrowings   $ 1,690,951      1,600,772
                                                             ===========    ===========

      Income taxes                                           $   274,041        227,500
                                                             ===========    ===========

Loans transferred to foreclosed real estate owned            $    65,867              -
                                                             ===========    ===========

Total increase in unrealized gain (loss) on
      securities available-for-sale                          $    96,825         (7,166)

      Deferred income tax benefit (expense)                      (40,270)         2,981
                                                             -----------    -----------

Net increase in unrealized gain (loss) on
      securities available-for-sale                          $    56,555         (4,185)
                                                             ===========    ===========

See accompanying notes.


                                     (F-6)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Mt. Troy Savings Bank, FSB (the "Bank") and the methods of applying those policies conform with accounting principles generally accepted in the United States of America. The accounting and reporting policies and the methods of applying those policies which significantly affect the determination of financial position, results of operations, and cash flows are summarized below.

Nature of Operations

Mt. Troy Savings Bank, FSB is a federally chartered, Savings Association Insurance Fund (SAIF) insured mutual savings bank conducting its business from its two locations, Reserve Township and the City of Pittsburgh. The Bank's principal sources of revenue emanate from its portfolio of residential real estate mortgage loans and investment securities.

The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

A majority of the Bank's loan portfolio consists of single-family residential loans in the Pittsburgh area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable, however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically, review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                                     (F-7)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of reporting cash flows, the Bank considers cash and deposits in other financial institutions with original maturities of three months or less to be cash and cash equivalents.

Investment and Mortgage-Backed Securities

The Bank follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of retained earnings.


The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security, ^which are computed using the interest method. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in gain (loss) on sale of investments. The cost of securities sold is based on the specific identification method.


Loans

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.


Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the ^contractual lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is place on nonaccrual status.


Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

                                     (F-8)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses



The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.


Real Estate Owned

Real estate acquired by foreclosure or voluntary deed in lieu of foreclosure is initially carried at the lower of fair value minus estimated disposal costs or the balance of the loan on the property at the date of acquisition. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent costs directly related to the development or improvement of real estate are capitalized.

                                     (F-9)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

Premises and Equipment


Land is carried at cost. Buildings, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, leasehold improvements, and furniture, fixtures, and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets, ^which are as follows:

     Building and improvements                         5 to 50 years
     Furniture, fixtures and equipment                 2 to 10 years


Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accrued interest on certificates, loan origination fees and accumulated depreciation for financial reporting and income tax. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Comprehensive Income

The Bank is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on its available for sale securities portfolio. The Bank has elected to report the effects of its other comprehensive income as part of the Statement of Changes in Retained Earnings.

                                     (F-10)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Bank's financial position or results of operations.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Bank's financial position or results of operations.

In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on the Bank's financial position or results of operations.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in SFAS No. 121. The adoption of Statement No. 144 is not expected to have a material effect on the Bank's financial position or results of operations.

                                     (F-11)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE B - SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of the Bank's investments in securities held-to-maturity at September 30, are summarized as follows:

                                             2001
                     -----------------------------------------------------------

                                      GROSS             GROSS
                      AMORTIZED     UNREALIZED        UNREALIZED       FAIR
                        COST          GAINS             LOSSES         VALUE
                     ----------    -----------    --------------    -----------

Municipal bonds         907,837         13,633                 -        921,470

Corporate bonds       1,385,874         14,083           (66,044)     1,333,913
                     -------------------------------------------    -----------
                     $2,293,711        $27,716          $(66,044)    $2,255,383
                     ==========        =======          ========     ==========


                                             2000
                     -----------------------------------------------------------

                                      GROSS             GROSS
                      AMORTIZED     UNREALIZED        UNREALIZED       FAIR
                        COST          GAINS             LOSSES         VALUE
                     ----------    -----------    --------------    -----------

Municipal bonds         496,694          6,740                 -        503,434

Corporate bonds       1,191,706              -           (86,090)     1,105,616
                     -------------------------         ---------    -----------
                     $1,688,400         $6,740          $(86,090)    $1,609,050
                     ==========         ======          ========     ==========

The amortized cost and estimated fair values of securities held-to-maturity at September 30, 2001, by contractual maturity are shown below.

                                                        AMORTIZED        FAIR
                                                          COST           VALUE
                                                       ----------    -----------

   Due within one year                                 $  448,079     $  439,000
   Due from one year to five years                        291,845        303,050
   Due from five years to ten years                       796,182        740,713
   Due after ten years                                    757,605        772,620
                                                       -------------------------
                                                       $2,293,711     $2,255,383
                                                       ==========     ==========

                                     (F-12)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE C - MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of the Bank's investments in mortgage-backed securities held-to-maturity at September 30, are summarized as follows:

                                                      2001
                                -----------------------------------------------
                                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                   COST         GAINS        LOSSES      VALUE
                                ----------    ----------  ----------   --------
   Government National
     Mortgage Association       $213,405        $3,194     $(1,891)    $214,708
   Federal Home Loan Mortgage
     Corporation                   6,515           338           -        6,853
   Federal National Mortgage
     Association                   3,611           165           -        3,776
                                --------        ------     -------     --------
                                $223,531        $3,697     $(1,891)    $225,337
                                ========        ======     =======     ========



                                                      2000
                                -----------------------------------------------
                                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED  UNREALIZED     FAIR
                                   COST         GAINS        LOSSES      VALUE
                                ----------    ----------  ----------   --------
   Government National
     Mortgage Association       $284,793        $1,043     $(5,424)    $280,412
   Federal Home Loan Mortgage
     Corporation                   9,971           217         (13)      10,175
   Federal National Mortgage
     Association                   4,502           170           -        4,672
                                --------        ------     -------     --------
                                $299,266        $1,430     $(5,437)    $295,259
                                ========        ======     =======     ========

The amortized cost and estimated fair values of mortgage-backed securities held-to-maturity at September 30, 2001, by contractual maturity are shown below.

                                                   AMORTIZED           FAIR
                                                     COST              VALUE
                                                   ---------          --------

   Due within one year                              $      -          $      -
   Due from one year to five years                    38,581            38,124
   Due from five years to ten years                   47,504            46,936
   Due after ten years                               137,446           140,277
                                                    --------          --------
                                                    $223,531          $225,337
                                                    ========          ========

                                     (F-13)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE D - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of the Bank's investments in securities available-for-sale at September 30, are summarized as follows:

                                                      2001
                                   ---------------------------------------------
                                               GROSS       GROSS
                                    AMORTIZED UNREALIZED UNREALIZED     FAIR
                                      COST     GAINS       LOSSES       VALUE
                                   ---------- ----------  ---------   ----------
U.S. Government and
   government agency obligations   $  200,000    $   702  $      -    $  200,702
Municipal bonds                       775,175     20,034         -       795,209
Certificates of deposit               400,000     14,444         -       414,444
                                   ----------    -------  --------    ----------

Total debt securities               1,375,175     35,180         -     1,410,355
                                   ----------    -------  --------    ----------

FHLMC/FNMA stock                      381,250      4,758    (1,190)      384,818
Mortgage securities mutual fund       281,474          -   (17,251)      264,223
                                   ----------    -------  --------    ----------

Total equity securities               662,724      4,758   (18,441)      649,041
                                   ----------    -------  --------    ----------

                                   $2,037,899    $39,938  $(18,441)   $2,059,396
                                   ==========    =======  ========    ==========


                                                      2000
                                   ---------------------------------------------
                                               GROSS       GROSS
                                    AMORTIZED UNREALIZED UNREALIZED     FAIR
                                      COST     GAINS       LOSSES       VALUE
                                   ---------- ----------  ---------   ----------
U.S. Government and
   government agency obligations   $  549,803          -  $(37,908)      511,895
Municipal bonds                     1,021,543     12,144    (9,034)    1,024,653
Certificates of deposit               597,000          -    (3,439)      593,561
                                   ----------    -------  --------    ----------

Total debt securities               2,168,346     12,144   (50,381)    2,130,109
                                   ----------    -------  --------    ----------

FHLMC/FNMA stock                      103,876      5,375    (1,125)      108,126
Mortgage securities mutual fund       373,642          -   (33,164)      340,478
                                   ----------    -------  --------    ----------

Total equity securities               477,518      5,375   (34,289)      448,604
                                   ----------    -------  --------    ----------

                                   $2,645,864    $17,519  $(84,670)   $2,578,713
                                   ==========    =======  ========    ==========


                                     (F-14)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE D - SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of securities available-for-sale at September 30, 2001 by contractual maturity are shown below. Mutual fund shares and stocks have no maturity date.

                                                  AMORTIZED          FAIR
                                                    COST             VALUE
                                                 ----------       ----------

   Due within one year                              100,000      $   100,574
   Due from one year to five years                  300,000          313,870
   Due from five years to ten years                 424,111          429,013
   Due after ten years                              551,064          566,898
                                                 ----------       ----------
                                                 $1,375,175       $1,410,355
                                                 ==========       ==========

NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of the Bank's investments in mortgage-backed securities available-for-sale at September 30, are summarized as follows:

                                                                     2001
                                                --------------------------------------------
                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED  UNREALIZED    FAIR
                                                  COST        GAINS        LOSSES     VALUE
                                                ---------   ----------  ----------  --------
   Federal Home Loan Mortgage Corporation        $112,055      $ 3,998  $       -   $116,053
   Government National Mortgage Corporation       188,276       12,502          -    200,778
                                                 --------      -------  ---------   --------
                                                 $300,331      $16,500  $(      -)  $316,831
                                                 ========      =======  =========   ========


                                                                     2000
                                                --------------------------------------------
                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED  UNREALIZED    FAIR
                                                  COST        GAINS        LOSSES     VALUE
                                                ---------   ----------  ----------  --------
   Federal Home Loan Mortgage Corporation        $136,820     $  1,421     $     -  $138,241
   Government National  Mortgage Corporation      235,236        9,706      (2,804)  242,138
                                                 --------      -------     -------  --------
                                                 $372,056      $11,127     $(2,804) $380,379
                                                 ========      =======     =======  ========

                                     (F-15)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000

NOTE E - MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The amortized cost and estimated fair values of mortgage-backed securities available-for-sale at September 30, 2001, by contractual maturity are shown below.

                                                        AMORTIZED      FAIR
                                                          COST         VALUE
                                                        ---------    --------

   Due within one year                                   $      -    $      -
   Due from one year to five years                              -           -
   Due from five years to ten years                        29,985      31,102
   Due after ten years                                    270,346     285,729
                                                         --------    --------
                                                         $300,331    $316,831
                                                         ========    ========

NOTE F - LOANS

Loans at September 30 are summarized as follows:

                                                                     2001              2000
                                                                  -----------       -----------

First mortgage loans:
   One to four family                                             $27,843,101       $27,179,935
   ==================                                             ===========       ===========
   Multi-family                                                       538,826           656,320
   ============                                                   ===========       ===========
   Construction loans                                               6,156,355         4,122,600
                                                                  ===========       ===========
   Commercial real estate                                           1,993,146         1,719,254
   ============================                                   ===========       ===========
Home equity and second mortgage                                     2,700,781         3,044,028
                                                                  ===========       ===========
Consumer loans:
   Secured                                                            490,187           595,498
   Unsecured                                                          244,930           150,331
   Share loans                                                        156,416           168,524
Commercial business loans                                             446,137           135,972
=========================                                         ===========       ===========
                                                                   40,569,879        37,772,462

        Less:      Undisbursed portion of construction loans        2,567,972         1,832,816
         Allowance for loan losses                                    166,114           152,895
         Net deferred loan origination fees                           104,718           102,100
                                                                  -----------       -----------
                                                                  $37,731,075       $35,684,651
                                                                  ===========       ===========



The Bank conducts its business through two offices located in Reserve Township and the City of Pittsburgh. As of September 30, 2001, the majority of the Bank's loan portfolio was secured by properties located in western Pennsylvania. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Collateral held includes mortgages on residential and income-producing properties. The Bank does not believe it has significant concentration of credit risk to any one group of borrowers given its underwriting and collateral requirements.

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE F - LOANS (CONTINUED)

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, no loans in non-homogenous groups were determined to be impaired for the year ended or as of September 30, 2001. Commercial real estate, multi-family residential, ^construction, and commercial business loans are included in the non-homogenous group.


First mortgage loans which are contractually past due ninety days or more total approximately $72,537 at September 30, 2001.

An analysis of the allowance for loan losses is as follows:

                                                   2001              2000
                                                 --------          --------


   Beginning balance                             $152,895          $152,245
   Provision for loan losses                       18,000            18,000
                                                 --------        ----------
   Charge-offs                                     (4,917)          (17,350)
   ========================================================================
   Recoveries                                         136                 -
   ========================================================================

   Ending balance                                $166,114          $152,895
                                                 ========          ========


In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank.

NOTE G - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

                                                   2001              2000
                                                 --------          --------

   Loans receivable                              $240,732          $221,534
   Investment securities                           63,611            64,150
                                                 --------          --------
                                                  304,343           285,684

   Allowance for uncollectible interest            (7,847)           (5,780)
                                                 --------          --------
                                                 $296,496          $279,904
                                                 ========          ========

                                     (F-18)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE H - PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

                                                          2001      2000
                                                       ---------- ---------

     Land                                              $ 10,000   $  10,000
     Buildings and improvements                         377,043     373,318
     Furniture, fixtures, and equipment                 475,005     459,396
                                                       --------   ---------

                                                        862,048     842,714
     Accumulated depreciation                          (618,288)   (568,373)
                                                       --------   ---------
                                                       $243,760   $ 274,341
                                                       ========   =========

NOTE I - DEPOSITS

Deposits at September 30, are summarized as follows:

                                             2001                                           2000
                        ----------------------------------------------   ------------------------------------------
                           WEIGHTED                          PERCENT       WEIGHTED                      PERCENT
                           INTEREST                             OF         INTEREST                         OF
                             RATE           AMOUNT           PORTFOLIO       RATE          AMOUNT        PORTFOLIO
                        -------------    ------------       ----------   ------------------------------------------

NOW account                  2.21%       $  6,415,613        16.4%           2.24%      $  5,842,788       16.2%
Passbook savings             3.29%         10,846,583        27.8            3.29%        10,839,350       30.1
                                         ------------       -----                       ------------      -----

                             2.89%         17,262,196        44.2            2.92%        16,682,138       46.3
                                         ------------       -----                       ------------      -----
Certificates of deposit:

3.00% to 3.99%               3.30%             85,418         0.2            3.76%            76,524        0.2
4.00% to 4.99%               4.42%          5,947,183        15.2            4.56%         1,366,277        3.8
5.00% to 5.99%               5.40%          5,671,534        14.6            5.51%         7,914,745       22.0
6.00% to 6.99%               6.22%          7,953,139        20.4            6.20%        8,174,9702       22.7
7.00% to 7.99%               7.29%          2,118,188         5.4            7.29%         1,795,931        5.0
                                         ------------       -----                       ------------      -----

                             5.61%         21,775,462        55.8            5.89%        19,328,447       53.7
                                         ------------       -----                       ------------      -----

                             4.40%        $39,037,658       100.0%           4.52%       $36,010,585      100.0%
                                          ===========       ======                       ===========      ======

At September 30, 2001, the aggregate maturities of certificates of deposit are as follows:

   2002            $11,977,015
   2003              5,942,341
   2004              1,984,874
   2005                985,093
   2006                886,139
                   -----------
                   $21,775,462
                   ===========


                                     (F-18)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE I - DEPOSITS (CONTINUED)

Deposits in excess of $100,000 are not insured by the SAIF. The aggregate amount of certificates of deposit in denominations of $100,000 or more totaled $4,568,906.

At September 30, 2001, the Bank had deposits from its officers and directors totaling $255,482.

Interest expense by deposit category for the years ended September 30, are as follows:

                                               2001                  2000
                                            ----------            ----------

NOW accounts                                $  138,903            $  132,524
Passbook savings                               348,410               329,717
Certificates of deposit                      1,200,406             1,054,271
                                            ----------            ----------

   Total                                    $1,687,719            $1,516,512
                                            ================================


NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank has a line of  credit of  $4,000,000  from the  Federal  Home Loan Bank
(FHLB), maturing February 27, 2002 with an interest rate of 3.56% at September 30, 2001. The Bank had draws of $0 and $1,450,000 on this line of credit at September 30, 2001 and 2000, respectively

Although no specific collateral is required to be pledged, FHLB advances are secured by a blanket security agreement that includes the Bank's FHLB stock, investment and mortgage-backed securities held in safekeeping at the FHLB, and certain qualifying first mortgage loans.

NOTE K - FINANCIAL INSTITUTIONS THRIFT PLAN

The Bank participates in the Financial Institutions Thrift Plan. The Plan permits employees to contribute various percentages of their salary as a contribution to the Plan. The Bank also contributes 50% of the member's contribution to a maximum of 6% of the employees eligible compensation. Thrift plan expense for the year ended September 30, 2001 and 2000 amounted to $24,501 and $22,605, respectively.

                                     (F-19)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE L - INCOME TAXES

Income tax expense (benefit) for the years ended September 30, is summarized as follows:

                                                   2001              2000
                                                 --------          --------
   Federal:
       Current                                   $201,222          $160,783
       Deferred                                   (24,263)           23,480
                                                 --------          --------

                                                 $176,959          $184,263
                                                 ========          ========
   State:
       Current                                   $ 41,998          $ 43,017
                                                 ========          ========

   Totals:
       Current                                   $243,220          $203,800
       Deferred                                   (24,263)           23,480
                                                ---------        ----------

                                                 $218,957          $227,280
                                                 ========          ========

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the years ended September 30, are reconciled as follows:

                                                   2001              2000
                                                 --------          --------

Computed income tax expense                      $213,368          $221,461
Increase (decrease) resulting from:
   Federal tax-exempt income                      (18,747)          (21,861)
   State taxes (net of federal benefit)            27,719            28,391
   Other, net                                      (3,383)             (711)
                                                 --------          --------

Actual income tax expense                        $218,957         $ 227,280
                                                 ========         =========

   Effective tax rate                               34.9%             34.9%
                                                 ========         =========


The components of net deferred tax assets and liabilities at September 30, are as follows:

                                                          2001           2000
                                                        --------        -------
Deferred tax assets:
   Loan origination fees, net                           $  9,436        $12,824
   Allowance for loan losses                              52,275         43,643
   Accrued interest payable                               10,549         19,583
   Premises and equipment                                  1,836              -
   Directors retirement plan                               4,342              -
   Unrealized loss on securities available for sale            -         24,467
                                                        --------        -------

                                                          78,428        100,517
                                                        --------        -------

                                     (F-20)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE L - INCOME TAXES (CONTINUED)


Deferred tax liabilities:
   Premises and equipment                                      -       (15,017)
   Unrealized gain on securities available for sale      (15,803)            -
   Excess tax bad debt reserves                           (8,435)      (15,303)
                                                        --------      --------

                                                         (24,238)      (30,320)
                                                        --------      --------

Net deferred asset                                       $54,190       $70,197
                                                         =======       =======


The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt expense used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at September 30, 2001 and 2000, includes approximately $175,000, representing such bad debt deductions for which no deferred income taxes have been provided.

The use of the reserve method of accounting for thrift bad debt reserves was repealed for the tax year beginning after September 30, 1996. The law provides that all thrifts must recapture into taxable income their post-1987 excess reserves over a six-year period. At September 30, 1996, the Bank had $160,829 in excess reserves of which $134,025 has been recaptured through September 30, 2001, and the remaining balance of $26,804 has been reflected in deferred income taxes.

NOTE M - OTHER NONINTEREST EXPENSE

Other noninterest expense amounts are summarized as follows for the years ended September 30, 2001 and 2000:

                                                          2001          2000
                                                        --------      --------

       FHLB bank account expense                        $ 23,361      $ 23,807
       Advertising and promotion                          28,403        26,860
       Loan expenses                                       5,070         2,586
       Professional and supervisory fees                  48,737        37,188
       Printing, stationery, and supplies                 20,201        22,816
       Telephone and postage                              23,589        20,765
       Seminars and training                              19,727        19,998
       Other insurance                                    15,430        10,014
       Cash (over) and short                               2,815         8,698
       Bank transportation service                         6,858         6,640
       NOW expenses                                       35,144        28,777
       ATM and internet banking                           32,584        30,700
       Other operating expenses                            8,148         6,743
       Non-operating expenses                              1,592         2,604
                                                        --------      --------

                                                        $271,659      $248,196
                                                        ========      ========

                                     (F-21)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE N - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary regulator, The Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2001, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                             For Capit                 Prompt Corrective
                                                   Actual                 Adequacy Purposes:           Action Provisions:
                                       --------------------------      -----------------------     -------------------------
                                             Amount       Ratio            Amount       Ratio          Amount        Ratio
                                       --------------------------      -----------------------     -------------------------
As of September 30, 2001:

   Total Risk-Based Capital
     (to Risk-Weighted Assets)             $5,370,776      20.7%          $2,076,080     8.0%         $2,595,100     10.0%

   Tier I Capital
     (to Risk-Weighted Assets)              5,204,662      20.1%           1,038,040     4.0%          1,557,060      6.0%

   Tier I Capital
     (to Adjusted Total Assets)             5,204,662      11.7%           1,785,235     4.0%          2,231,544      5.0%

   Tangible Capital
     (to Adjusted Total Assets)             5,204,662      11.7%             669,463     1.5%          2,231,544      5.0%


                                     (F-22)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE N - REGULATORY MATTERS (CONTINUED)


The following is a reconciliation of GAAP capital to regulatory capital:

GAAP equity                                             $5,240,539
==================================================================
Less:
=====
   Accumulated other comprehensive income                   22,194
==================================================================
   Net unrealized losses on equity securities               13,683
==================================================================
Tangible capital                                         5,204,662
==================================================================
Plus:
=====
   Allowance for loan losses                               166,114
==================================================================
Total Risk-Based Capital                                $5,370,776
==================================================================



As of September 30, 2000:

   Total Risk-Based Capital
     (to Risk-Weighted Assets)    $4,933,729   21.0%   $1,879,920   8.0%    $2,349,900   10.0%

   Tier I Capital
     (to Risk-Weighted Assets)     4,780,834   20.3%      939,960   4.0%     1,409,940    6.0%

   Tier I Capital
     (to Adjusted Total Assets)    4,780,834   11.2%    1,702,429   4.0%     2,128,036    5.0%

   Tangible Capital
     (to Adjusted Total Assets)    4,780,834   11.2%      638,411   1.5%     2,128,036    5.0%


The following is a reconciliation of GAAP capital to regulatory capital:
========================================================================

GAAP equity                                                   $4,775,387
========================================================================
Less:
========================================================================
   Accumulated other comprehensive income                        (34,361)
========================================================================
   Net unrealized losses on equity securities                     28,914
========================================================================
Tangible capital                                               4,780,834
========================================================================
Plus:
=====
   Allowance for loan losses                                     152,895
========================================================================
Total Risk-Based Capital                                      $4,933,729
========================================================================


                                     (F-23)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE O - BRANCH OFFICE LEASE

The Bank leases its branch office facility under an operating lease which expired in August of 2001. The lease for the branch office facility is currently operating on a year by year basis. Rent expense was $11,280 and $11,060 for the years ended September 30, 2001 and 2000, respectively.

The minimum lease payments required under the operating lease for the year ended September 30, 2002 is $11,280.

NOTE P - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The financial commitments of the Bank are as follows:

The Bank has outstanding commitments to originate loans as follows:

                                                       2001          2000
                                                     --------      --------

Fixed:
     First mortgage loans                            $236,500      $162,000
===========================================================================
     Second mortgage loans                             39,000        17,000
===========================================================================

Variable:
     Home equity lines of credit                      660,924       783,742
===========================================================================

     Commercial business loans 225,027                  249,134
===========================================================================



The range of interest rates on fixed rate first and second mortgage loan commitments were 7.75% to 8.25% at September 30, 2001.

NOTE Q - RELATED PARTY TRANSACTIONS

Some of the Bank's directors, principal officers, and their related interests had transactions with the Bank in the ordinary course of business during the fiscal year 2001. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The aggregate amount of credit extended to these directors and principal officers was $338,796 and $373,510 at September 30, 2001 and 2000, respectively.

                                     (F-24)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE Q - RELATED PARTY TRANSACTIONS (CONTINUED)

The following is an analysis of loans to these parties during the fiscal year 2001:

     Balances at October 1, 2000                                    $373,510
     Advances                                                              -
     Repayments                                                      (34,714)
                                                                    --------
     Balances at September 30, 2001                                 $338,796
                                                                    ========

NOTE R - DIRECTORS' RETIREMENT PLAN


Effective January 1, 2001, the Bank established a non-qualified ^defined benefit retirement plan which provides benefits to its board of directors upon their retirement from the board. The compensation cost is recognized on the projected unit credit method over the remaining service lives of the individual directors. The Bank recorded expense related to the plan totaling $21,549 during the year ended September 30, 2001. The following table sets forth the plan's funded status amounts recognized in the Bank's statement of financial position at September 30, 2001.

                                                                   2001
                                                                =========
Change in benefit obligation
Benefit obligation at beginning of year                         $       -
=========================================================================
Service cost                                                        4,398
=========================================================================
Interest cost                                                       6,405
=========================================================================
Actuarial gain                                                          -
=========================================================================
Assumption changes                                                129,858
=========================================================================
Benefits paid                                                      (7,750)
=========================================================================
Benefit obligation at end of year                                 132,911
=========================================================================

Change in plan assets
Fair value of plan assets at beginning of year                          -
=========================================================================
Actual return on plan assets                                            -
=========================================================================
Employer contribution                                               7,750
=========================================================================
Benefits paid                                                      (7,750)
=========================================================================
Fair value of plan assets at end of year                                -
=========================================================================

Funded status                                                    (132,911)
=========================================================================
Unrecognized net actuarial loss                                        74
=========================================================================
Unrecognized net transition obligation                            119,038
=========================================================================
Prepaid (accrued) benefit cost                                   $(13,799)
=========================================================================

Weighted-average assumptions as of September 30
Discount rate                                                           7%
==========================================================================
Expected return on plan assets                                          7%
==========================================================================
Rate of compensation increase                                           5%
==========================================================================


                                     (F-25)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE R - DIRECTORS' RETIREMENT PLAN (CONTINUED)


Components of net periodic benefit cost
=======================================
Service cost                             $ 4,398
============                             =======
Interest cost                              6,405
=============                            =======
Expected  return on plan assets              (74)
===============================          =======
Amortization  of prior service cost       10,820
===================================      =======
Net periodic benefit cost                $21,549
=========================                =======



NOTE S - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments (See Note
N). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                                     (F-26)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values at September 30, are as follows:

                                              2001                        2000
                                    -------------------------  -------------------------
                                      Carrying       Fair        Carrying       Fair
                                       Amount        Value        Amount        Value
                                    -----------   -----------  -----------   -----------
FINANCIAL ASSETS
Cash and cash equivalents           $ 1,059,956    $1,059,956  $   988,608   $   988,608
Investment and mortgage backed
    securities                        4,893,469     4,856,947    4,946,758     4,863,401
Net loans receivable                 37,731,075    38,225,293   35,684,651    34,293,799
FHLB stock                              312,600       312,600      307,300       307,300
Accrued interest receivable             296,496       296,496      279,904       279,904
                                    -----------   -----------  -----------   -----------

     Total financial assets         $44,293,596   $44,751,292  $42,207,221   $40,733,012
                                    ===========   ===========  ===========   ===========

FINANCIAL LIABILITIES
Deposits                            $39,037,658   $39,618,093  $36,010,585   $35,979,178
Advances from borrowers for taxes
 and insurance                           83,372        83,372       79,553        79,553
FHLB advances                                 -             -    1,450,000     1,450,000
Accrued interest payable                179,177       179,177      174,489       174,489
                                    -----------   -----------  -----------   -----------

     Total financial liabilities    $39,300,207   $39,880,642  $37,714,627   $37,683,220
                                    ===========   ===========  ===========   ===========

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from or to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

                                     (F-27)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000


NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Bank are not considered financial instruments, but have value, this estimated fair value of financial instruments would not represent the full market value of the Bank.

Estimated fair values have been determined by the Bank using the best available data, as generally provided in internal Bank reports and regulatory reports, using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used are as follows:

Cash and Cash Equivalents, Accrued Interest Receivable and Payable, and Advances from Borrowers for Taxes and Insurance

The fair value approximate the current book value.

Investment Securities, Mortgage-backed Securities, and FHLB Stock

The fair value of investment and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB Advances

The carrying amounts of short-term borrowings and notes payable approximate their fair values.

                                     (F-28)

                           MT. TROY SAVINGS BANK, FSB

                          NOTES TO FINANCIAL STATEMENTS

                           September 30, 2001 and 2000



NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note N to these financial statements.

NOTE U - PLAN OF CONVERSION

On November 7, 2001, the Board of Directors of the Bank, subject to regulatory approval, ratified a Plan of Conversion (the "plan") to convert from a federally chartered mutual savings institution to a federally chartered stock savings institution. The Bank will become a wholly owned subsidiary of a concurrently formed holding company. The plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the tax-qualified employee stock benefit plans, supplemental eligible account holders and other members. Any shares remaining may then be offered to the general public.

The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit accounts of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.

The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of September 30, 2001 there were no costs associated with the conversion that have been deferred and presented as other assets.

                                     (F-29)

================================================================================    ================================================



You should rely only on the information  contained in this document. We have not authorized  anyone to  provide  you with  information  that is  different.  This document does not constitute an offer to sell, or the  solicitation  of an offer to buy, any of the securities  offered hereby to any person in any  jurisdiction
in which the offer or  solicitation  would be unlawful.  The affairs of Mt. Troy                 Up to [] 678,500 Shares
Savings  Bank or  Reserve  Bancorp,  Inc.  may  change  after  the  date of this prospectus.  Delivery of this  document  and the sales of shares made  hereunder does not mean otherwise.

                                TABLE OF CONTENTS
                                                                            Page                  Reserve Bancorp, Inc.
                                                                            ----
Summary........................................................................            Holding Company for Mt. Troy Bank
Risk Factors...................................................................
Mt. Troy Savings Bank .........................................................
Reserve Bancorp, Inc...........................................................
Proposed Stock Purchases by Management.........................................
Use of Proceeds................................................................
Dividend Policy................................................................
Market for the Stock...........................................................
Capitalization.................................................................                        PROSPECTUS
Pro Forma Data.................................................................
Historical and Pro Forma Capital Compliance....................................
Recent Developments............................................................
===============================================================================
Selected Financial and Other Data..............................................
Management's Discussion and Analysis of                                                     TRIDENT SECURITIES A Division
 Financial Condition and Results of Operations.................................        A Division of McDonald Investments, Inc.
Business of Reserve Bancorp, Inc...............................................
Business of Mt. Troy Savings Bank .............................................
Regulation.....................................................................
Taxation.......................................................................                     February __, 2002
Management.....................................................................
The Conversion.................................................................
The Offering...................................................................
Restrictions on Acquisition of Reserve Bancorp, Inc............................
Description of Capital Stock...................................................
Legal and Tax Opinions.........................................................
Experts........................................................................
Registration Requirements......................................................
Where You Can Find Additional Information......................................
Index to Financial Statements..................................................

Until  the  later of ______  __,  2002,  or 90 days  after  commencement  of the
offering, all dealers effecting transactions in these securities, whether or not           THESE SECURITIES ARE NOT DEPOSITS OR
participating in this offering, may be required to deliver a prospectus. This is           SAVINGS ACCOUNTS AND ARE NOT FEDERALLY
in addition to the dealers'  obligation  to deliver a prospectus  when acting as           INSURED OR GUARANTEED.
underwriters and with respect to their unsold allotments or subscriptions.

================================================================================    ================================================


                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1       Form of Sales Agency Agreement with Trident Securities, Inc.*
                   2       Plan of Conversion of Mt. Troy Savings Bank, FSB*
                   3(i)    Articles of Incorporation of Reserve Bancorp, Inc.*
                   3(ii)   Bylaws of Reserve Bancorp, Inc.*
                   4       Specimen Stock Certificate Reserve Bancorp, Inc.*
                   5.1     Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC
                   8.2     State Tax Opinion of Malizia Spidi & Fisch, PC*
                  23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits
                           5.1, 8.1 and 8.2)
                  23.2     Consent of Stokes & Hinds, LLC
                  23.3     Consent of FinPro, Inc.*
                  24       Power of Attorney (reference is made to the signature page)
                  99.1     Stock Order Form*
                  99.2     Marketing Materials*
                  99.3     Conversion Valuation Appraisal Report prepared by FinPro, Inc.**
---------------------------------------------
                  *        Previously filed.
                  **       The statistical information included in the appraisal
                           report has been filed  supplementally  in  accordance
                           with Rule 202 of Regulation S-T


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Pittsburgh, Pennsylvania, on February 5, 2002.

                                      RESERVE BANCORP, INC.


                                      By:      /s/ Richard A. Sinewe
                                               ---------------------------------
                                               Richard A. Sinewe
                                               President and Director
                                               (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of February 5, 2002.

/s/ Richard A. Sinewe              /s/ David P. Butler*
----------------------------       ---------------------------------------------
Richard A. Sinewe                  David P. Butler
President and Director             Chairman of the Board
(Principal Executive Officer)



/s/ Louis J. Slais*                /s/ Robert B. Shust*
----------------------------       ---------------------------------------------
Louis J. Slais                     Robert B. Shust
Vice Chairman of the Board         Secretary and Director



/s/ Fred L. Maitz, Jr.*            /s/ Robert B. Kastan
----------------------------       ---------------------------------------------
Fred L. Maitz, Jr.                 Robert B. Kastan
Director                           Treasurer/Controller
                                   (Principal Accounting and Financial Officer)



________________
*Signed pursuant to a Power of Attorney.